UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ROSETTA STONE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 11, 2012

Dear Stockholder:

        You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Rosetta Stone Inc. (the "Company"), which will be held at our offices located at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209, on Wednesday, May 23, 2012, at 3:30 p.m., local time.

        Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares according to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials. If you decide to attend the meeting and vote in person, you may withdraw your proxy at that time.

        To assist you in voting your shares, you will find enclosed the Notice of 2012 Annual Meeting of Stockholders, the 2012 Proxy Statement and our 2011 Annual Report to Stockholders which includes the Company's audited financial statements.

        On behalf of the Board of Directors and employees of Rosetta Stone, we thank you for your continued interest in and support of the Company.

Sincerely,

Tom P.H. Adams
 Chairman of the Board

Stephen M. Swad
 President and Chief Executive Officer

Your vote is important. Please vote promptly.

You may vote according to the instructions
on the enclosed proxy card or Notice of Internet
Availability of Proxy Materials.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        You are cordially invited to attend our 2012 Annual Meeting of Stockholders, which will be held at 3:30 p.m. local time on May 23, 2012 at our corporate offices located at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209 for the following purposes:

  1.
  Elect three Class III directors nominated by our Board of Directors to hold office until our annual meeting of stockholders in 2015 or until their respective successors have been elected;

  2.
  Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

  3.
  Approve an amendment to our 2009 Omnibus Incentive Plan;

  4.
  Conduct an advisory vote on the compensation of the named executive officers; and

  5.
  Consider any other matters that may properly be brought before the meeting.

        A proxy statement describing the matters to be considered at the annual meeting is attached to this notice. Only stockholders who owned our stock at the close of business on April 3, 2012 may vote at the meeting, or at any adjournment or postponement of the meeting.

        Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials and/or the Proxy Card sent to you, as promptly as possible.

By order of our Board of Directors,

Michael C. Wu General Counsel and Secretary

Arlington, Virginia
April 11, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 23, 2012 at 3:30 pm local time at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209.
The proxy statement and annual report to stockholders are available at
http://investors.rosettastone.com.
The Board of Directors recommends that you vote FOR each of the proposals identified above.

ROSETTA STONE INC.
PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

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ROSETTA STONE INC.
1919 North Lynn St., 7th Fl.
Arlington, Virginia 22209

PROXY STATEMENT FOR THE
2012 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

        Our Board of Directors is asking for your proxy for use at the Rosetta Stone Inc. 2012 Annual Meeting of Stockholders (the "Meeting") and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We are holding the Meeting on Wednesday, May 23, 2012 at 3:30 p.m. local time at our offices at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209. We have first released this proxy statement to our stockholders beginning on or about April 11, 2012.

Internet Availability of Proxy Materials

        Under rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to stockholders of record and on the Notice of Internet Availability of Proxy Materials (the "Notice") sent to stockholders who hold their shares in street name. The Notice will also include instructions for stockholders who hold their shares in street name on how to access the proxy card to vote over the Internet.

Record Date, Outstanding Shares and Quorum

        Only holders of record of our common stock at the close of business on April 3, 2012 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, we had approximately 20,953,605 shares outstanding and entitled to vote, held by approximately 249 stockholders of record and approximately 13,000 beneficial owners, who may hold their shares through banks, brokers or other nominees. We need a quorum to take action at the Meeting. We will have a quorum if a majority of the shares outstanding and entitled to vote on the Record Date are present at the Meeting, either in person or by proxy.

        If by the date of the Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights

        Holders of our common stock are entitled to one vote for each share they own on the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the Meeting will tabulate all votes. The Inspector will separately tabulate yes and no votes, abstentions and broker non-votes for each proposal.

 Voting and Revoking Proxies

        Our Board of Directors is soliciting proxies to vote your shares at the Meeting. If you attend the Meeting, you may submit your vote in person, and any proxy that you previously submitted may be revoked and superseded by the vote that you cast at the Meeting. If you properly submit your proxy, and do not revoke it prior to the Meeting, your shares will be voted in the manner described in this proxy statement or as you may otherwise direct.

        If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2, 3 and 4. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

        Whether you submit your proxy via the Internet or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to the General Counsel and Secretary, at Rosetta Stone Inc., 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209. You may also revoke a proxy by submitting a later-dated proxy or by voting in person at the Meeting. Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Abstentions and Broker Non-Votes

        Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal.

        If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares un-voted or vote your shares on certain routine matters. However, the New York Stock Exchange (the "NYSE") precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in street name for their beneficial holder clients from voting in uncontested director elections or executive compensation matters, including say-on-pay proposals, without receiving specific voting instructions from those clients. Under NYSE rules, only Proposal 2 (ratifying the selection of our independent registered public accounting firm) should be treated as a routine matter on which a broker can exercise its discretion and vote your shares without specific instructions. If your broker votes on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. Proposals 1, 3 and 4 are not considered routine matters, and, without your instruction, your broker cannot vote your shares with respect to these proposals. If a broker, bank, custodian, nominee or other record holder of Rosetta Stone stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called "broker non-votes") will be counted as present in determining whether we have a quorum.

Soliciting Proxies

        We will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, we and/or our agents may also solicit proxies by mail, electronic mail, telephone or in person. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for which they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies.

 Delivery of Voting Materials to Stockholders Sharing an Address

        To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. In addition, your broker or bank may also follow this procedure. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

How to Obtain a Separate Set of Voting Materials

        If you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to the General Counsel and Secretary, Rosetta Stone Inc., 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209, or call the General Counsel and Secretary at (703) 387-5800 and we will promptly deliver these materials to you. You may also contact us at the address or phone number above if you received multiple copies of materials for the Meeting and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call the General Counsel and Secretary at (703) 387-5800 or send a written request to the General Counsel and Secretary at the above address.

Annual Report on Form 10-K and Additional Materials

        The Notice of Annual Meeting, this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2011 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability of Proxy Materials. The annual report on Form 10-K can also be viewed at http://investors.RosettaStone.com.

OUR BOARD OF DIRECTORS AND NOMINEES

        Our Board of Directors currently consists of ten directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of the members of such class have been elected and qualified, subject to their earlier death, resignation or removal.

        Only the terms of the Class III directors are scheduled to expire on the date of the upcoming Meeting. Based on the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, our Board of Directors' nominees for election by the stockholders are the three current Class III members of our Board of Directors, John T. Coleman, Patrick W. Gross, and Marguerite W. Kondracke. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2015 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

        The names and certain information about the nominee directors and the continuing directors in each of the other two classes of our Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

        It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class III directors to our Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Meeting, the proxies may be voted for the election of a substitute nominee that our Board of Directors may designate in place of such nominee.

        Because the upcoming Meeting will trigger the expiration of the terms of only three directors, proxies cannot be voted for more than three director nominees. The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Meeting will be elected Class III directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class III Directors

        The name and age as of April 1, 2012 of each nominee director, his or her position with us, the year in which he or she first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
John T. Coleman	65	Director	2006
Patrick W. Gross	67	Lead Director	2006
Marguerite W. Kondracke	66	Director	2011

Directors Standing for Election

Incumbent Nominees

        Each of the incumbent directors listed below has been nominated for election by our Board of Directors upon recommendation by the Corporate Governance and Nominating Committee and has agreed to stand for election to a three-year term. Information concerning the incumbent nominees for director is provided below. Each of the nominees listed below, other than Ms. Kondracke, has previously been elected by our stockholders. Ms. Kondracke, who joined the Board of Directors in December 2011, was recommended for director service by one of the non-employee members of our Board of Directors.

        John T. Coleman has served as a director since May 2006. Mr. Coleman served as President, Chief Operating Officer and a Director of Bose Corp., a manufacturer of high-end audio products, from July 2001 to July 2005. Prior to that, he was Executive Vice President and Vice President of Human Resources at Bose, and before that, he was General Manager of Bose's European manufacturing operations. Prior to joining Bose, Mr. Coleman was Director of Human Resources for General Electric Company in Ireland. Mr. Coleman was Head of the College of Business and Law at University College Cork in Ireland from May 2006 until June 2007. He has been a member of the Board of Advisors of the School of Economics at University College Cork since July 2008 and a member of the Board of Advisors of the School of Business at Maynooth College in Ireland since May 2010. Mr. Coleman has served on the Board of Nortek, Inc. since August 2010. Mr. Coleman served as a Major in the Irish Army reserve and holds diplomas in Personnel Management and in Training and Development from the Irish Management Institute. He also holds a diploma in Management Studies and an M.B.A. from the University of Ulster, Northern Ireland.

        Our Board of Directors believes that Mr. Coleman is particularly qualified to serve as a director based on his extensive experience in management, international business, operations, technology and human resources as a result of his experience at Bose and General Electric. Mr. Coleman has a background in the retail industry building an international brand. He also brings a global perspective to the Board of Directors.

        Patrick W. Gross has served as Lead Director of the Board of Directors since February 2012 and as a Director since February 2006. Since 2002, Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm that he founded. Prior to founding The Lovell Group in 2002, Mr. Gross was a founder, and served as a principal executive officer from 1970 to September 2002, of American Management Systems, Inc., or AMS, a publicly traded information technology consulting, software development, and systems integration firm. Mr. Gross is a director of

Capital One Financial Corporation, Career Education Corporation, Liquidity Services, Inc., Taleo Corporation, and Waste Management, Inc. Mr. Gross also currently serves on the boards of several private technology-based companies. Mr. Gross previously served on the boards of Computer Network Technology Corporation from 1997 to 2006 and Mobius Management System, Inc. from 2002 to 2007. He holds a B.S.E. from Rensselaer Polytechnic Institute, an M.S.E. from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business.

        Our Board of Directors believes that Mr. Gross is particularly qualified to serve as a director based on his demonstrated leadership abilities and business judgment, shaped by four decades of executive management and board experience at complex commercial companies. Mr. Gross has extensive experience in finance, management, information technology, software, and education as a result of his management experience at AMS and service on the boards of other public companies. Mr. Gross' finance and operations experience as well as his long-tenured service on other public company boards provides significant insight into the Company's corporate governance, financial statements, accounting principles and practices, internal controls over financial reporting and risk management processes. Mr. Gross also qualifies as an audit committee financial expert.

        Marguerite W. Kondracke has served as a director since December 2011. Since October 2004, Ms. Kondracke has been President and Chief Executive Officer of America's Promise Alliance, a nonprofit children's advocacy organization. She previously served as Special Assistant to U.S. Senator Lamar Alexander, as Staff Director for the Senate Subcommittee on Children and Families, and in the cabinet of former Tennessee Governor Lamar Alexander as Commissioner of the Department of Human Services. Ms. Kondracke was co-founder and Chief Executive Officer of Bright Horizons Family Solutions. She serves on the boards of Saks, Inc. and LifePoint Hospitals, Inc. Ms. Kondracke also serves on the Board of Trustees of Duke University. She holds a B.A. in religion from Duke University and an M.A. in psychology from Austin Peay State University.

        Our Board of Directors believes that Ms. Kondracke is particularly qualified to serve as a director based on her experience in dealing with the legislative and executive branches of government and extensive experience in education, management and operations, including experience as a chief executive officer.

Directors Not Standing for Election

        The names and certain biographical information as of April 1, 2012 about the continuing members of our Board of Directors who are not standing for election at the Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Tom P.H. Adams	39	Chairman	2006
Phillip A. Clough	50	Director	2006
Laurence Franklin	59	Director	2006
Theodore J. Leonsis	56	Director	2009
John E. Lindahl	67	Director	2006
Stephen M. Swad	50	Director	2012
Laura L. Witt	43	Director	2005

        Tom P.H. Adams has served as Chairman of the Board of Directors since February 2012 and as a director since January 2006. Mr. Adams served as our President and Chief Executive Officer from January 2006 to February 2012, prior to which he served as Chief Executive Officer of Fairfield & Sons, Ltd., the predecessor company of Rosetta Stone, since February 2003. Mr. Adams received his B.A. with honors from the University of Bristol, United Kingdom and an M.B.A. from INSEAD in Fontainebleau, France. Mr. Adams was named the 2009 Ernst & Young Entrepreneur of the Year, 2009 Executive of the Year by American Business Awards and Smart CEO of the Year 2009.

        Our Board of Directors believes that Mr. Adams is particularly qualified to serve as a director, given his long-standing service as our former Chief Executive Officer. Mr. Adams brings extensive business and operating experience to the Board, as well as a thorough and comprehensive knowledge of the Company's business.

        Phillip A. Clough has served as a director since January 2006. Mr. Clough is a Managing General Partner of ABS Capital Partners, and has been a General Partner of ABS Capital Partners since September 2001. Prior to joining ABS Capital Partners, Mr. Clough was President and Chief Executive Officer of Sitel Corporation, a publicly traded global provider of outsourced customer support services, from May 1998 to March 2001 and President of Sitel from January 1997 to May 1998. Prior to that, Mr. Clough was an investment banker with Alex. Brown & Sons Inc., an investment bank, from 1990 to 1997 and served in the United States Army from 1983 to 1988, rising to the rank of Captain. He served on the board of American Public Education, Inc. from August 2002 to May 2010. Mr. Clough currently serves on the boards of Liquidity Services, Inc., and various private companies. Mr. Clough holds a B.S. from the U.S. Military Academy at West Point and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.

        Our Board of Directors believes that Mr. Clough is particularly qualified to serve as a director based on his successful career in growth equity, focusing on growth companies. He has significant experience in the operation of public and private capital markets. Mr. Clough also has experience in corporate leadership, business operations, international business and technology.

        Laurence Franklin served as the Chairman of the Board of Directors from February 2011 to February 2012 and as a director since May 2006. Since July 2011, Mr. Franklin has served as the Chief Executive Officer of Frette Srl, a leading manufacturer and retailer of luxury linens and home furnishings. Mr. Franklin served as President and Chief Executive Officer of Tumi Inc., a manufacturer and retailer of luxury travel, business and lifestyle accessories, from January 2002 until March 2009 and was retired from March 2009 until joining Frette in July 2011. Prior to joining Tumi, Mr. Franklin served as President of Coach Leatherware Company, Inc. and General Manager of Elizabeth Arden Inc. Mr. Franklin began his career at Peat Marwick Mitchell and Co. in audit, and then worked in the Management Consulting Services group at Price Waterhouse & Co. Mr. Franklin earned his B.A. from Colgate University and his M.S. from the New York University Graduate School of Business. Mr. Franklin serves on the boards of two private companies in addition to his role at Rosetta Stone.

        Our Board of Directors believes that Mr. Franklin is particularly qualified to serve as a director based on his long-tenured career, which provides valuable business, leadership and management experience, including expertise in wholesale channels of distribution, retail development, corporate management, operations and supply chain management and building international brands. Mr. Franklin's public finance, accounting and operations experience enables him to provide critical insight into, among other things, the Company's financial statements, accounting principles and practices, internal controls over financial reporting and risk management processes. Mr. Franklin qualifies as an audit committee financial expert.

        Theodore ("Ted") J. Leonsis has served as a director since December 2009. Mr. Leonsis is the founder, chairman and majority owner of Lincoln Holdings, LLC, a sports and entertainment company d/b/a Monumental Sports and Entertainment that owns 100% of the NBA's Washington Wizards, NHL's Washington Capitals, the WNBA's Washington Mystics, and the Verizon Center in Washington, D.C. In January 2012, Mr. Leonsis was named Chairman of the Board of Directors of FedBid Inc., an online marketplace for business to government purchases. Since 2006, Mr. Leonsis has been Vice Chairman Emeritus at AOL LLC, where he served as Vice Chairman from 2000 to 2006, as President from 2003 to 2006, and in various capacities from 1994 to 2000. He is co-founder and partner of the newly-created "speed-up capital" Revolution Growth Fund II. Mr. Leonsis serves on the boards of American Express Company, NutriSystem Inc., Groupon, Inc., and several private companies.

Mr. Leonsis holds a B.A. from Georgetown University. Mr. Leonsis is involved in numerous charities through the work of the Leonsis Foundation, including Best Buddies, DC College Access Program, DC College Success Foundation, Georgetown University, and See Forever Foundation.

        Our Board of Directors believes that Mr. Leonsis' status as an Internet pioneer with a distinguished career in the technology sector makes him particularly qualified to serve as a director. Mr. Leonsis has significant corporate leadership, operations, finance and international business experience, having held various executive positions with AOL, and significant entrepreneurial business experience with Lincoln Holdings, LLC.

        John E. Lindahl has served as a director since February 2006 and is Managing Partner at Norwest Equity Partners VIII, LP, or Norwest, a private equity firm, which he joined in 1984. Prior to joining Norwest, Mr. Lindahl worked at Norwest Bank for 16 years. Mr. Lindahl serves on the boards of various private companies. He holds a B.S. and a B.A. from the University of Minnesota.

        Our Board of Directors believes that Mr. Lindahl is particularly qualified to serve as a director based on his long-tenured career in private equity and banking, which gives him a keen grasp of finance and investment matters. He also has extensive experience in management, business operations and international business.

        Stephen M. Swad serves as Chief Financial Officer, President, Chief Executive Officer and a director. Mr. Swad has served as President, Chief Executive Officer and a director since February 2012. Prior to assuming this role, Mr. Swad served as our Chief Financial Officer since November 2010. Mr. Swad will continue to serve as our Chief Financial Officer until such time as a successor is named. Prior to joining the Company, Mr. Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technologies, Inc. from May 2009 to October 2010. From May 2007 to August 2008, he served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae). Mr. Swad previously served as Executive Vice President and Chief Financial Officer of AOL LLC from February 2003 to February 2007. He has also held various senior financial management positions with Time Warner and its subsidiaries. Mr. Swad, a former partner of KPMG LLP, has also served as a Deputy Chief Accountant at the U.S. Securities and Exchange Commission. He holds a B.A. in Business Administration from the University of Michigan and is a Certified Public Accountant.

        Our Board of Directors believes that Mr. Swad is particularly qualified to serve as a director, based on his position as our Chief Executive Officer, as well as his extensive leadership, business and operating experience.

        Laura L. Witt has served as a director since December 2005, including serving as Chairperson of our Board of Directors from December 2005 to February 2011. In September 1997, Ms. Witt joined ABS Capital Partners, a private equity investment partnership, and has served as a General Partner since January 2001. She served on the boards of Double-Take Software, Inc. from 2002 to 2008 and Familymeds Group, Inc. from 2004 to 2007. Ms. Witt currently serves on the boards of several private companies. She earned a B.A. from Princeton University and an M.B.A. from the Wharton School at the University of Pennsylvania.

        Our Board of Directors believes that Ms. Witt is particularly qualified to serve as a director based on her deep familiarity with Rosetta Stone's business and industry. She has extensive experience in finance, technology and management gained through her career with ABS Capital Partners.

EXECUTIVE OFFICERS

        The name, age and position(s) held by each of our executive officers, as of April 1, 2012, are set forth in the table below.

Name	Age	Position(s) Held with the Company
Stephen M. Swad	50	President, Chief Executive Officer, Chief Financial Officer
Michael S. Fulkerson	44	Chief Technology Officer
Pragnesh N. Shah	43	President, Global Consumer
Judy K. Verses	55	President, Global Institutions
Michael C. Wu	45	General Counsel and Secretary

        Biographical information for Mr. Swad is set forth above under "Our Board of Directors and Nominees—Directors Not Standing for Election." Biographical information for each of our other executive officers is set forth below.

        Michael S. Fulkerson has served as Chief Technology Officer since February 2011. Mr. Fulkerson previously served as Senior Vice President of Labs and Technology from August 2008 to February 2011. Mr. Fulkerson's prior positions at the Company also include Vice President of Labs and Technology from December 2006 to August 2008 and Senior Director of Software Development from April 2005 to December 2006. Previously, he was a Technical Director for Serco, a provider of managerial and technological consulting services, from March 2004 to April 2005 and a Technical Product Manager at iLOG from January 2003 to March 2004. Mr. Fulkerson started his career as a Surface Warfare Officer in the U.S. Navy. Mr. Fulkerson holds a B.S. and M.A. in computer science from Villanova University and a Ph.D. in Computer Science from Duke University.

        Pragnesh N. Shah has served as President, Global Consumer since November 2011. Prior to joining Rosetta Stone, Mr. Shah was Vice President and General Manager at Network Solutions, LLC, a wholly-owned subsidiary of Web.com Group, a provider of internet services and online marketing, from 2009 to 2011. Before joining Network Solutions, Mr. Shah was President and Chief Executive Officer of Mobilians International, Inc. from 2007 to 2008. He also served in several key leadership roles at Sprint Nextel from 1996 to 2007, including roles in e-commerce, retail and distribution for mobile products. Mr. Shah began his career with NASA (National Aeronautics & Space Administration) as an Aerospace Engineer at the Goddard Space Flight Center and holds an M.B.A. from Harvard Business School, an M.S. in Space Systems Engineering and a B.S. in Mechanical Engineering from George Washington University.

        Judy K. Verses has served as President, Global Institutions since October 2011. Prior to joining Rosetta Stone, Ms. Verses was President and Chief Client Officer at Blackboard, Inc., a market leader of educational enterprise software and consulting services, from 2009 to 2011 and President and Chief Operating Officer at Blackboard Learn from 2008 to 2009. From 1983 to 2007, Ms. Verses served in several executive positions at Verizon Communications Inc., notably Senior Vice President for Business Sales and Senior Vice President for Verizon's portfolio of voice, video and data products. Ms. Verses earned her B.S. in business administration from the University of Connecticut.

        Michael C. Wu has served as General Counsel and Secretary of Rosetta Stone since November 2006. From August 2001 to October 2006, Mr. Wu served in several executive positions with Teleglobe International Holdings Ltd., a publicly traded international telecommunications company, and its predecessor company including as Vice President and General Counsel, Executive Director, Legal, and Executive Director, Operations and Corporate Services. Prior to joining Teleglobe, Mr. Wu was a Senior Counsel for Global One Communications LLC, an international telecommunications joint venture between Sprint Corporation, Deutsche Telekom and France Telecom. He also practiced law at Baker Botts LLP and a predecessor firm of Bingham McCutchen LLP. Mr. Wu holds a J.D. from the University of Virginia School of Law and a B.A. from Emory University.

 CORPORATE GOVERNANCE

        Our Board of Directors believes that good corporate governance is important to ensure that Rosetta Stone is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board of Directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the investor relations section under the corporate governance page of our corporate website, www.rosettastone.com. Alternatively, you can request a copy of any of these documents by writing to General Counsel and Secretary, Rosetta Stone Inc., 1919 North Lynn St., 7th Fl., Arlington, VA 22209.

Code of Ethics

        We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.rosettastone.com.

Composition of our Board of Directors; Classified Board

        Our Board of Directors currently consists of ten members, nine of whom are non-employee members and eight of whom are considered independent under NYSE rules. Each director holds office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors. Our certificate of incorporation provides that our Board of Directors is divided into three classes of directors, each serving a staggered three-year term. As a result, one class of our Board of Directors will be elected at each annual meeting for three-year terms. Our Board of Directors is classified as follows:

  •
  Tom P.H. Adams, Phillip A. Clough, John E. Lindahl and Stephen M. Swad are designated Class I Directors whose terms will expire at our 2013 annual meeting of stockholders;

  •
  Laura L. Witt, Laurence Franklin and Theodore J. Leonsis are designated Class II Directors whose terms will expire at our 2014 annual meeting of stockholders; and

  •
  John T. Coleman, Patrick W. Gross and Marguerite W. Kondracke are designated Class III Directors whose terms will expire at our 2012 annual meeting of stockholders.

        Our certificate of incorporation also provides that the number of authorized directors will be determined from time to time by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company. Our certificate of incorporation further provides for the removal of a director only for cause and by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of our directors.

Director Independence

        Our Board of Directors has reviewed the independence of each director and considered whether any director had or has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors has determined that all of our directors, other than the Chairman of our Board of Directors, Tom P.H. Adams, and Chief Executive Officer, Stephen M. Swad, are "independent directors" and meet the independence requirements under the listing standards of the NYSE and rules and regulations of the SEC.

        The Company's Corporate Governance Guidelines provide that the non-management directors will regularly meet in executive session, without management present. As required under applicable NYSE listing standards, in the fiscal year ended December 31, 2011, the Company's non-management directors met in regularly scheduled executive sessions at which only non-management directors were present. The Chairman of the Board of Directors presided over these executive sessions.

Board Leadership Structure and Role in Risk Oversight

        We have separated the positions of Chairman and Chief Executive Officer since our formation and funding by ABS Capital and Norwest Equity Partners. This separation reflected the determination of those stockholders at that time that such a structure was the most appropriate for us at that stage of our development. In February 2011, we announced the appointment of Laurence Franklin as Chairman of the Board of Directors and that Mr. Franklin would lead a new office of the chairman through which he would work, on behalf of the Board of Directors, with Rosetta Stone's senior management to help bring the Board of Directors' collective experience to support the Company and its management team.

        In October 2011, we announced that Tom P.H. Adams would be transitioning from President and Chief Executive Officer to Non-Executive Chairman of the Board of Directors, succeeding Mr. Franklin in such position upon appointment of a new president and chief executive officer. The Board of Directors commenced a search to identify a successor to serve as president and chief executive officer of the Company, and created a special Board of Directors search committee for this purpose. After an extensive search, the Board of Directors identified and appointed Stephen M. Swad as President and Chief Executive Officer in February 2012. Additionally, the Board of Directors appointed Patrick W. Gross to the role of Lead Director in February 2012.

        The Board of Directors oversees risk by actively reviewing management decisions and financial controls. The Board of Directors takes a hands-on role in risk management practices in such areas as credit risk, liquidity risk, and operational risk by obtaining detailed reports from management, maintaining continuous dialogue with management, and providing extensive input on material corporate decisions. The Board of Directors extensively oversees management, particularly through periodic conferences between the Chief Executive Officer and certain Board of Directors members. The extent of the Board of Directors' oversight function has the effect of solidifying the Board's leadership structure by providing excellent knowledge of the day-to-day workings of the Company to the Board of Directors.

        The Audit Committee assists our Board of Directors in risk oversight by reviewing and discussing policies with management and the independent auditor regarding our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee, as part of its independent auditor and internal audit oversight, also reviews and discusses the effectiveness of our disclosure controls and internal control over financial reporting and the performance of the internal audit function. The Audit Committee also directs and monitors our implementation of our corporate-wide compliance program, and oversees the periodic review and assessment of the effectiveness of our compliance program.

        The Compensation Committee oversees the design and administration of our Company's executive compensation programs to promote an environment which does not encourage unnecessary and excessive risk-taking. The Compensation Committee also ensures that our compensation practices are in line with 'say on pay' philosophies and guidelines.

        The Corporate Governance and Nominating Committee evaluates the Board of Directors' corporate governance guidelines and other Board and committee processes.

        Our Board of Directors receives periodic reports from each of these committees on their activities.

 Committees of our Board of Directors

        Our Board of Directors has established the following standing committees: the Audit Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee.

Attendance at Meetings

        Our Board of Directors held fifteen meetings during the year ended December 31, 2011. Each director attended at least 75% of the aggregate of the meetings of our Board of Directors and of the committees on which he or she served during the period for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of our Board of Directors, the number of meetings held by each committee in 2011 and the membership of each committee during the year ended December 31, 2011.

Name	Audit	Compensation	Corporate Governance and Nominating
Tom P.H. Adams
Phillip A. Clough
John T. Coleman	Member	Member	Member
Laurence Franklin(1)	Chair
Patrick W. Gross(2)	Member		Member
Marguerite W. Kondracke(3)		Member
Theodore J. Leonsis		Member	Member
John E. Lindahl		Member
Stephen M. Swad
Laura L. Witt		Chair	Chair
Total Number of Meetings Held in 2011	9	7	4

(1)
In February 2011, Mr. Franklin was appointed Chairman of the Board of Directors. In February 2012, the Board of Directors accepted Mr. Franklin's resignation as Chairman of the Board of Directors and appointed him Chairman of the Audit Committee.

(2)
In February 2012, Mr. Gross was appointed Lead Director and the Board of Directors accepted Mr. Gross' resignation as Chairman of the Audit Committee. Mr. Gross continues to serve as a member of the Audit Committee.

(3)
In December 2011, Ms. Kondracke was appointed as a director and member of the Compensation Committee.

        Directors are encouraged, but not required, to attend our annual meeting of stockholders. Three members of our Board of Directors attended the 2011 Annual Meeting of Stockholders.

Audit Committee

        Our Audit Committee consists of John T. Coleman, Laurence Franklin and Patrick W. Gross, each of whom is a non-employee member of our Board of Directors. In February 2012, Mr. Franklin was appointed Chairman of our Audit Committee, succeeding Mr. Gross. Our Board of Directors has determined that each member of our Audit Committee meets the requirements of financial literacy and the standards of financial sophistication under the rules of the NYSE. Messrs. Franklin and Gross serve as our audit committee financial experts, as defined under SEC rules. Mr. Coleman, Mr. Franklin and Mr. Gross are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including that of Rosetta Stone, except for Mr. Gross. The Board of Directors has determined, in accordance with NYSE rules, that Mr. Gross' simultaneous service does not impair his ability to effectively serve on Rosetta Stone's Audit Committee.

        Our Audit Committee is responsible for, among other things:

  •
  approving the appointment, retention, and termination of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

  •
  evaluating the qualifications, performance and independence of our independent auditors;

  •
  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviewing the adequacy and effectiveness of our internal control policies and procedures;

  •
  discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

  •
  preparing the Audit Committee report required by the SEC to be included in our annual proxy statement.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.rosettastone.com.

Report of the Audit Committee of the Board of Directors

        During the year ended December 31, 2011, our Audit Committee met nine times. In the exercise of the Audit Committee's duties and responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm's communications with the Audit Committee regarding independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. Based on the foregoing, including its review and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal year 2011 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Laurence Franklin (Chair)
Patrick W. Gross
John T. Coleman

        The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

Compensation Committee

        Our Compensation Committee consists of Laura L. Witt, John T. Coleman, Marguerite W. Kondracke, Theodore J. Leonsis and John E. Lindahl, each of whom is a non-employee member of our Board of Directors. Ms. Witt is the Chairperson of our Compensation Committee. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the requirements of the NYSE. The Compensation Committee is responsible for, among other things:

  •
  reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity-based awards, executive employment agreements, severance and change in control arrangements, and any other special benefits, compensations or arrangements;

  •
  reviewing and approving annual goals and objectives, bonus criteria and equity guidelines for our employees;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules and regulations;

  •
  preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement; and

  •
  administering, reviewing and making recommendations with respect to our equity-based compensation plans.

        The Compensation Committee may form and delegate authority to one or more subcommittees as it deems necessary or advisable from time to time, provided, that any such subcommittee shall report any actions taken by it to the full Compensation Committee at its next regularly scheduled meeting.

        Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.rosettastone.com.

Compensation Committee Interlocks and Insider Participation

        None of Laura L. Witt, John T. Coleman, Marguerite W. Kondracke, Theodore J. Leonsis and John E. Lindahl, each of whom is a member of our Compensation Committee, is or was an officer or is an employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

        Our Corporate Governance and Nominating Committee consists of Laura L. Witt, John T. Coleman, Patrick W. Gross and Theodore J. Leonsis, each of whom is a non-employee member of our Board of Directors. Ms. Witt is the Chairperson of this Committee. Our Board of Directors has determined that each member of the Corporate Governance and Nominating Committee satisfies the requirements for independence under the NYSE rules.

        The Corporate Governance and Nominating Committee is responsible for, among other things:

  •
  assisting our Board of Directors in identifying prospective director nominees and recommending director nominees for each annual meeting of stockholders to our Board of Directors;

  •
  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

  •
  reviewing succession planning for our Chief Executive Officer;

  •
  overseeing the evaluation of our Board of Directors;

  •
  determining the compensation of our directors; and

  •
  recommending members for each committee of our Board of Directors.

        Our Corporate Governance and Nominating Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Rosetta Stone. The Corporate Governance and Nominating Committee relies on its knowledge and relationships and the knowledge and relationships of our officers and other directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. With respect to nominees recommended by stockholders, our Corporate Governance and Nominating Committee will consider such nominees in the same manner as it evaluates other potential director nominees.

        Our Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our website at www.rosettastone.com.

Policy Governing Director Qualifications and Nominations

        Our Company seeks directors who possess, at a minimum, the qualifications and skills described below as set forth in our Policy Governing Director Qualifications and Nominations. Our Company considers diversity in its nomination of directors, and in its assessment of the effectiveness of the Board of Directors and its committees. In considering diversity, we evaluate each director candidate in the context of the overall composition and needs of our Board of Directors, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests using its diversity of backgrounds and experience. Our Corporate Governance and Nominating Committee will consider these and other qualifications, skills, and attributes when recommending candidates to our Board of Directors.

        Our Corporate Governance and Nominating Committee must be satisfied that each Committee-recommended nominee meets the following minimum qualifications:

  •
  the candidate shall exhibit high standards of integrity, commitment, and independence of thought and judgment;

  •
  the candidate shall be committed to representing the long-term interests of our Company's stockholders;

  •
  the candidate shall have sufficient time and availability to devote to the affairs of our Company, particularly in light of the number of boards on which the nominee may serve;

  •
  to the extent the candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of contributing at board meetings; and

  •
  the candidate meets any other minimum qualifications and other criteria for board membership approved by our Board of Directors from time to time.

        In addition to the minimum qualifications for each candidate set forth above, our Corporate Governance and Nominating Committee shall recommend that our Board of Directors select persons for nomination to help ensure that:

  •
  a majority of the Board of Directors is "independent" in accordance with the standards, if any, promulgated by the SEC, or any exchange upon which securities of our Company are traded, and any governmental or regulatory body exercising authority over our Company;

  •
  each of our Audit, Compensation, and Corporate Governance and Nominating Committees are comprised entirely of independent directors; and

  •
  at least one member of our Audit Committee shall have such experience, education and other qualifications necessary to qualify as an "audit committee financial expert" as defined by the rules of the SEC and financial sophistication requirements under NYSE rules.

        In addition to any other standards our Corporate Governance and Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Committee may consider the following factors when selecting and recommending that our Board of Directors select persons for nomination:

  •
  whether the candidate has direct experience in our Company's industry or in the markets in which our Company operates;

  •
  whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience;

  •
  whether the candidate has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

  •
  whether the candidate is accomplished in his or her respective field, with strong credentials and recognition; and/or

  •
  whether the candidate is well regarded in the community.

DIRECTOR COMPENSATION

Summary Non-Employee Director Compensation Table

        Our former Chief Executive Officer, Tom P.H. Adams, did not receive any compensation specifically related to his service on our Board of Directors for the fiscal year ended December 31, 2011. The following table summarizes the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2011:

Name	Fees Earned	Option Awards (4)		Restricted Stock Unit Awards (4)		Total
Phillip A. Clough(1)	$50,000	$28,139	(5)	$29,997	(6)	$108,136
John T. Coleman	$73,750	$28,139	(5)	$29,997	(6)	$131,886
Laurence Franklin(2)	$144,750	$56,317	(7)	$83,167	(8)	$284,234
Patrick W. Gross	$85,000	$28,139	(5)	$29,997	(6)	$143,136
Marguerite W. Kondracke	$3,610	$15,091	(9)	$14,998	(10)	$33,699
Theodore J. Leonsis	$55,000	$28,139	(5)	$29,997	(6)	$113,136
John E. Lindahl(3)	$48,750	$28,139	(5)	$29,997	(6)	$106,886
Laura L. Witt(1)	$87,500	$28,139	(5)	$29,997	(6)	$145,636

(1)
Cash payments are made directly to ABS Capital Partners, LLC.

(2)
Cash payments are made directly to LF Enterprises LLC.

(3)
Cash payments are made directly to Norwest Equity Partners, VIII.

(4)
Represents the aggregate grant date fair value for restricted stock unit, or "RSU" awards and option awards granted in the applicable year, computed in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"). Information about the assumptions used to value these awards can be found in Note 10 to the consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2011 filed on March 14, 2012.

(5)
Represents options to acquire 3,787 shares of common stock granted on May 26, 2011 at an exercise price of $13.66 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest 25% quarterly from the date of grant.

(6)
Represents 2,196 RSUs granted on May 26, 2011. The RSUs were fully vested upon grant and will be paid out in shares of our common stock when the recipient director terminates his or her service on our Board of Directors.

(7)
Represents options to acquire 5,891 shares of common stock granted on May 26, 2011 at an exercise price of $13.66 per share, which was the closing price per share of our common stock on the NYSE on the grant date and options to acquire 2,266 shares of common stock granted on October 17, 2011 at an exercise price of $9.51 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest 25% quarterly from the date of grant.

(8)
Represents 4,295 RSUs granted on May 26, 2011 and 2,576 RSUs granted on October 17, 2011. The RSUs were fully vested upon grant and will be paid out in shares of our common stock when Mr. Franklin terminates his service on our Board of Directors.

(9)
Represents options to acquire 3,759 shares of common stock granted on December 1, 2011 at an exercise price of $6.88 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest 25% quarterly from the date of grant.

(10)
Represents 2,180 RSUs granted on December 1, 2011. The RSUs were fully vested upon grant and will be paid out in shares of our common stock when Ms. Kondracke terminates her service on our Board of Directors.

Non-Employee Director Compensation Policy

        In April 2009, our Board of Directors adopted a compensation policy applicable to all of our non-employee directors effective upon completion of our initial public offering. The Corporate Governance and Nominating Committee monitors the compensation policy in relation to the market and our peer data. In the fourth quarter of 2011, Exequity, Inc. ("Exequity") reviewed the Board of Directors' compensation policy utilizing market data. To date, our Corporate Governance and Nominating Committee has not taken any action with respect to the non-employee director compensation in response to that review, but has deferred the topic for future consideration. The current non-employee director compensation policy provides that each non-employee director will receive the following compensation for Board of Directors and committee services:

  •
  an annual retainer paid in cash or RSUs, at the choice of the director, in an amount equal to $35,000;

  •
  an annual cash retainer of $20,000 for chairing the Audit Committee and $15,000 for chairing the Compensation Committee or the Corporate Governance and Nominating Committee;

  •
  an annual retainer of $10,000 for each Audit Committee member and of $7,500 for each Compensation Committee member and each Corporate Governance and Nominating Committee member;

  •
  the members and chairpersons of any new committees that may be formed will be paid the same amounts as the members and chairpersons of the Compensation Committee and Corporate Governance and Nominating committee;

  •
  $1,250 for each Board of Directors meeting, above eight in a year, attended in person or by telephone lasting more than one hour;

  •
  $1,250 for each meeting of a committee, above ten in a year, attended in person or by telephone lasting more than one hour; and

  •
  an annual grant of equity with a fair market value as of the date of grant of $60,000 comprised of:

  •
  50% stock options vesting quarterly over one year conditioned upon the director's continued service on our Board of Directors during that year; and

  •
  50% RSUs, which will be fully vested upon issuance and will be paid out in shares of our common stock when the recipient director terminates his or her service on our Board of Directors.

        In November 2010, the Board of Directors appointed Laurence Franklin as Lead Director and adopted a policy to pay the lead director an additional retainer in the amount of $25,000 per quarter. In February 2011, the lead director role was eliminated in connection with the appointment of Mr. Franklin as Chairman of the Board of Directors. The Board of Directors approved the following additional compensation for the Non-Executive Chairman position (prorated during the first quarter of 2011) effective March 1, 2011 through at least September 30, 2011: (i) $40,000 cash retainer per quarter with an option to receive this compensation in combination of cash and RSUs; and (ii) quarterly grants of $12,500 in RSUs and $12,500 in stock options. This additional compensation was intended to compensate Mr. Franklin for the additional role and responsibilities he assumed in working with our executive management team and was reviewed and approved by the Corporate Governance and Nominating Committee and Board of Directors.

        In November 2011, the Board of Directors approved the recommendation of the Corporate Governance and Nominating Committee to reduce the additional compensation for the Chairman of the Board of Directors to a $25,000 annual retainer paid in either cash or RSUs at the election of the Chairman, to reflect the diminished role of Mr. Franklin in working with our management after that date. The additional retainer was prorated for the fourth quarter of 2011 with respect to Mr. Franklin's compensation in his continuing role as Chairman.

        In February 2012, the Board of Directors appointed Patrick W. Gross to the role of Lead Director and adopted a policy to pay the Lead Director an additional $47,500 retainer every six months ($95,000 per annum), with such amount paid in either cash or RSUs at the election of the Lead Director. This additional Lead Director compensation was recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors.

        In February 2012, the Board of Directors appointed Tom P.H. Adams to serve as Non-Executive Chairman on the Board of Directors. In such role, Mr. Adams shall be entitled to receive our standard non-employee director compensation described above, as well as an additional $15,000 annual cash retainer for service as Non-Executive Chairman (which amounts will be prorated for 2012). This additional compensation for Non-Executive Chairman service was recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors.

        Directors are encouraged to accumulate stock ownership, including ownership of the RSUs, equal in value to three times the annual retainer within three years of their appointment to the Board of Directors.

 Outstanding Option and RSU Awards for Directors at December 31, 2011

        The following table provides information on the outstanding stock options and RSUs held by our non-employee directors as of December 31, 2011.

Director Name	Aggregate Number of Shares Subject to Outstanding Options (#)	Aggregate Number of Shares Subject to Outstanding RSUs (#)
Phillip A. Clough	9,753	5,567
John T. Coleman	35,753	5,567
Laurence Franklin	40,123	10,242
Patrick W. Gross	42,253	5,567
Marguerite W. Kondracke	3,759	2,180
Theodore J. Leonsis	8,025	4,617
John E. Lindahl	9,753	5,567
Laura L. Witt	9,753	5,567

STOCKHOLDER MATTERS

Stockholder Communications with our Board of Directors

        Stockholders and other interested parties who wish to communicate with our Board of Directors may address any inquiries, items for discussion or other materials to a particular director or to our Board of Directors, in care of our General Counsel and Secretary, Mr. Michael C. Wu, at the following address: Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, VA 22209. Our General Counsel and Secretary or designated staff members in the office of the General Counsel will review these submissions and forward messages to members of our Board of Directors, as appropriate. Communications may also be referred to other departments within our Company. We generally will not forward to our Board of Directors any communication that we determine to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about our Company.

Stockholder Recommendations of Director Candidates

        Our Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A stockholder seeking to recommend a candidate for the Corporate Governance and Nominating Committee's consideration should submit such candidate's name and qualifications to: Corporate Governance and Nominating Committee, c/o General Counsel and Secretary, Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209.

Stockholder Proposals and Nominations for the 2013 Annual Meeting of Stockholders

        Any stockholder who intends to present a proposal for inclusion in our 2013 proxy statement and form of proxy must submit the proposal, in writing, so that our General Counsel and Secretary receives it at our principal executive offices, located at 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209, by December 12, 2012, which is 120 days prior to the one year anniversary of the date this proxy statement is being sent to our stockholders. Any stockholder who wishes to bring a proposal or nominate a person for election to our Board of Directors at the 2013 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our General Counsel and Secretary, at our principal executive offices, between January 23, 2013 and February 22, 2013, which is 120 to 90 days prior to the one year anniversary of the upcoming Meeting. In addition, our stockholders must comply with the requirements of the SEC related to nominations and stockholder proposals and the procedural requirements in our bylaws, which stockholders can obtain from us upon request and which are also on file with the SEC.

        Our bylaws provide that if a stockholder wishes to nominate a person for election as director or to propose other business to be considered at one of our annual meetings of stockholders, that stockholder must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Exchange Act. The stockholder proposing such business or making such nomination must be a stockholder of record of our Company on the date the nomination is delivered to our General Counsel and Secretary and at the time of our annual meeting and be entitled to vote at the annual meeting. The proposal or nomination must be received by our General Counsel and Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business 120 days prior to the annual meeting and no later than 90 days prior to such annual meeting or 10 days following our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our General Counsel and Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

        To be considered, each nomination must include the following information:

  •
  all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

  •
  the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

  •
  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant;

  •
  a completed questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our General Counsel and Secretary upon written request; and

  •
  a written representation and agreement, in the form provided by our General Counsel and Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee's ability to comply, if elected as a director, with the nominee's fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

        The proposing stockholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an "independent director" or "audit committee financial expert" under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters; including our policy governing director qualifications and nominations, and that could be material to a reasonable stockholder's understanding of the independence and qualifications, or lack thereof, of such nominee.

        To be considered, proposals for business to be considered by our stockholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

  •
  a brief description of the business desired to be brought before the annual meeting;

  •
  the reasons for conducting such business at the annual meeting;

  •
  the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment;

  •
  any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

  •
  a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

  •
  as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

  •
  the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any;

  •
  the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner;

  •
  any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any;

  •
  any other direct or indirect opportunity held or owned beneficially by such stockholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares;

    •
    any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any of our securities;

    •
    any short interest in any of our securities of the stockholder or beneficial owner;

    •
    any right to dividends on our shares of capital stock owned beneficially by such stockholder or such beneficial owner, if any, which right is separated or separable from the underlying shares;

    •
    any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner; and

    •
    any performance-related fees, other than an asset-based fee, to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

        Such information must include any such interests held by members of such stockholder's or such beneficial owner's immediate family sharing the same household. All such information must be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the annual meeting to disclose such ownership as of the record date, 10 days before the annual meeting date, and immediately prior to the commencement of the annual meeting, by delivery of such supplemented information to our General Counsel and Secretary. Such information shall also include any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

        The following table shows shares of our common stock that we believe are owned as of March 31, 2012 by:

  •
  each of our named executive officers (as defined in "Compensation Discussion and Analysis");

  •
  each director and nominee;

  •
  all current directors, nominees and executive officers as a group; and

  •
  each stockholder owning more than 5% of our common stock.

        Unless indicated in the notes, to our knowledge each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209.

        We calculated the percentage of shares outstanding based on 20,953,605 shares of common stock outstanding on March 31, 2012. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of March 31, 2012, and (2) shares issuable upon settlement of RSUs that are vested, or will become vested within 60 days of March 31, 2012. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers:
Tom P.H. Adams(1)	1,018,909	4.86%
Stephen M. Swad(2)	309,817	1.48%
Michael S. Fulkerson(3)	166,929	*
Judy K. Verses(4)	23,953	*
Helena Wong(5)	0	*
Michael C. Wu(6)	104,184	*
Non-Employee Directors:
Phillip A. Clough(7)	5,114,938	24.41%
John T. Coleman(8)	41,520	*
Laurence Franklin(9)	49,232	*
Patrick W. Gross(10)	53,242	*
Marguerite W. Kondracke(11)	3,120	*
Theodore J. Leonsis(12)	32,642	*
John E. Lindahl(13)	3,349,322	15.98%
Laura L. Witt(14)	5,114,938	24.41%
All current directors, nominees and executive officers as a group (14 people)(15)	10,293,472	49.13%
Other 5% Stockholders:
ABS Capital Partners IV Trust(16)	5,099,618	24.34%
Norwest Equity Partners VIII, LP(17)	3,334,002	15.91%
Allianz Global Investors Capital, LLC(18)	1,415,375	6.75%
Artisan Investment Corporation(19)	1,644,100	7.85%

*
Indicates ownership of 1% or less.

(1)
Includes 370,499 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012. Options to purchase shares will continue to vest as long as Mr. Adams remains a member of our Board of Directors. Includes 1,780 shares owned by Mr. Adams' spouse as to which Mr. Adams disclaims beneficial ownership.

(2)
Includes 37,500 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012. Also includes 249,727 shares of restricted stock that will not be vested within 60 days of March 31, 2012.

(3)
Includes 120,411 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012. Also includes 26,118 shares of restricted stock that will not be vested within 60 days of March 31, 2012.

(4)
Includes 23,953 shares of restricted stock that will not be vested within 60 days of March 31, 2012.

(5)
Ms. Wong's employment with the Company terminated on October 17, 2011.

(6)
Includes 54,174 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012. Also includes 19,036 shares of restricted stock that will not be vested within 60 days of March 31, 2012.

(7)
Includes 9,753 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012, 5,567 shares of common stock underlying vested RSUs that will be issued to Mr. Clough upon the termination of his service on the Board of Directors and an aggregate of 5,099,618 shares held by the ABS Capital Partners IV Trust (the "Trust"). Mr. Clough is a managing director of the trustee of the Trust. Mr. Clough disclaims beneficial ownership of all of these shares. See footnote 16.

(8)
Includes 35,753 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012 and 5,567 shares of common stock underlying vested RSUs that will be issued to Mr. Coleman upon the termination of his service on the Board of Directors. Includes 200 shares owned by Mr. Coleman's spouse as to which Mr. Coleman disclaims beneficial ownership.

(9)
Includes 38,990 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012 and 10,242 shares of common stock underlying vested RSUs that will be issued to Mr. Franklin upon the termination of his service on the Board of Directors.

(10)
Includes 42,253 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012 and 10,989 shares of common stock underlying vested RSUs that will be issued to Mr. Gross upon the termination of his service on the Board of Directors.

(11)
Includes 940 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012 and 2,180 shares of common stock underlying vested RSUs that will be issued to Ms. Kondracke upon the termination of her service on the Board of Directors.

(12)
Includes 8,025 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012 and 4,617 shares of common stock underlying vested RSUs that will be issued to Mr. Leonsis upon the termination of his service on the Board of Directors.

(13)
Includes 9,753 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012, 5,567 shares of common stock underlying vested RSUs that will be issued to Mr. Lindahl upon the termination of his service on the Board of Directors and 3,334,002 shares held by Norwest Equity Partners VIII, LP, or Norwest. Mr. Lindahl disclaims beneficial ownership of all of these shares. See footnote 17.

(14)
Includes 9,753 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2012, 5,567 RSUs and an aggregate of 5,099,618 shares held by the Trust. Ms. Witt is a managing director of the trustee of the Trust. Ms. Witt disclaims beneficial ownership of the all of these shares. See footnote 16.

(15)
Includes shares described in footnotes 1 through 4 and 5 through 14 above, but excludes duplicative shares that are included in the ownership of both Ms. Witt and Mr. Clough. In addition, this number also includes 10,249 shares of restricted stock for beneficially owned by Pragnesh N. Shah that will not be vested within 60 days of March 31, 2012.

(16)
The Trust has voting and dispositive power over these shares, which is shared by each of Ms. Witt and Mr. Clough as managing directors of the trustee of the Trust. Ms. Witt and Mr. Clough, who both serve on our Board of Directors, disclaim beneficial ownership of these shares. The address of this entity is 400 East Pratt Street, Suite 910, Baltimore, MD 21202.

(17)
Norwest Equity Partners VIII, LP, or Norwest, is a limited partnership whose sole general partner is Itasca Partners VIII, LLC, or Itasca, and whose managing member is Norwest Venture Capital

  Management Inc., which is a wholly owned subsidiary of Wells Fargo & Co. All voting and dispositive power over these shares is held by Norwest acting by and through Itasca and its managing member. Norwest Venture Capital Management Inc. and Wells Fargo & Co. disclaim beneficial ownership of these shares. The address for Norwest, Itasaca and Norwest Venture Capital Management Inc. is 80 South 8th Street, Suite 3600, Minneapolis, MN 55402.

(18)
Ownership information is based on the Schedule 13G filed with the SEC on February 13, 2012 by Allianz Global Investors Capital, LLC, the address of which is NFJ Investment Group, 2100 Ross Avenue, Suite 700, Dallas, TX 75201.

(19)
Ownership information is based on the Schedule 13G filed with the SEC on February 6, 2012 by Artisan Partners Holdings LP, Artisan Partners Limited Partnership, Artisan Investment Corporation, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partners Funds, Inc., the address of such persons is 875 East Wisconsin Avenue, Ste 800, Milwaukee, WI 53202. These reporting persons have shared voting and dispositive power over these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, as well as beneficial owners of more than ten percent of our common stock, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the year ended December 31, 2011 all of our executive officers and directors, as well as beneficial owners of more than ten percent of our common stock, filed the required reports on a timely basis under Section 16(a) of the Exchange Act with the exception of one Form 4 that was filed on January 11, 2012 by Mr. Swad with respect to the automatic sale by his broker of 10,744 shares of common stock on November 9, 2011 to satisfy tax obligations triggered by the vesting of a restricted stock grant.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company's management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Laura L. Witt (Chair)
John T. Coleman
Marguerite W. Kondracke
Theodore J. Leonsis
John E. Lindahl

        The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Compensation Committee Report by reference therein.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This section explains our executive compensation program as it relates to the "named executive officers" listed below whose 2011 compensation information is presented in the tables following this discussion in accordance with SEC rules.

Tom P.H. Adams	Former President and Chief Executive Officer(1)
Stephen M. Swad	Chief Executive Officer and Chief Financial Officer(2)
Michael C. Wu	General Counsel and Secretary
Michael S. Fulkerson	Chief Technology Officer
Helena Wong	Former President, International(3)
Judy K. Verses	President, Global Institutions(4)

(1)
Mr. Adams resigned as our Chief Executive Officer on February 22, 2012.

(2)
Mr. Swad became our Chief Executive Officer on February 22, 2012 and will remain our Chief Financial Officer until a replacement is hired.

(3)
Ms. Wong's employment terminated effective October 17, 2011.

(4)
Ms. Verses was hired as our President, Global Institutions on October 5, 2011.

Executive Summary

        Overview    The Compensation Committee of our Board of Directors (the "Compensation Committee") believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and responsible in that it both encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks.

        Our compensation program is administered under a rigorous process which includes review of peer group and market practices, advice of an independent third-party consultant (who reports to the Compensation Committee, not to the Company) and the Compensation Committee's assessment of the interaction of our compensation programs with our corporate goals, each of which is evaluated in the context of the Compensation Committee's fiduciary duty to act as the directors determine to be in the stockholders' best interests.

        2011 Advisory Vote on Executive Compensation    At our 2011 Annual Meeting of Stockholders, we held our first advisory vote on executive compensation. More than 94% of the votes cast on the proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Compensation Committee carefully evaluated these final vote results in fiscal year 2011.

        The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no material changes to our executive compensation policies and programs were necessary at this time based on the vote results. Nevertheless, the Compensation Committee has made important changes to our executive compensation programs to:

  •
  amend executive employment agreements to eliminate tax gross-up benefits for excise taxes associated with change in control compensation, replace the tax gross-ups with "best-after-tax" provisions and adopt a practice not to enter into any future executive compensation arrangements with excise tax gross-up provisions; and

  •
  provide that starting with equity awards granted in 2012, none of the equity awards granted to our named executive officers will provide for automatic vesting acceleration upon consummation of a change in control transaction unless there is also a termination of service other than for cause or voluntary resignation for good reason in connection with the change in control.

        These changes demonstrate our ongoing commitment to aligning our executive compensation with the interests of our stockholders and evolving best practices.

        Aligning Compensation with Our Performance    One of the key factors the Compensation Committee takes into account when approving compensation plans and programs for our named executive officers is alignment with the Company's performance. To that end, we have structured our short-term and long-term incentives so that they reward achievement of key performance metrics that help realize our strategic goals and objectives. We believe that doing so will ultimately result in long-term stock price appreciation for our stockholders.

        During 2011, we demonstrated our commitment to a pay-for-performance culture by:

  •
  Shifting the weighting under our executive bonus plan to 80% for financial performance metrics and 20% for nonfinancial strategic performance metrics (from a 50/50 split in 2010);

  •
  Determining that for 2011, the minimum financial goals under our executive bonus plan applicable to all named executive officers except for Ms. Verses had not been met and therefore, except for Ms. Verses, the portion of each bonus attributable to the financial targets was not paid; and

  •
  Designing our 2011 Long Term Incentive Plan with awards based on achievement of incremental market capitalization goals.

        Our executive compensation program has consistently and meaningfully been focused on pay-for-performance principles, and has included low payouts under our annual incentive plan when the Company's performance was below expectations and the threshold levels for payouts approved by our Compensation Committee. As described below after the heading "Long Term Incentive Program," in January 2011 we adopted a long-term incentive program under which equity awards would be granted following achievement of certain market capitalization milestones. However, we did not achieve the market capitalization milestones and so even though the program resulted in the recognition of estimated grant-date compensation expense for our named executive officers, computed in accordance with ASC 718, none of our named executive officers actually received a grant or realized any value. The Compensation Committee terminated the program in November 2011 and continues to believe that executive compensation should be tied to financial performance metrics that drive value and contribute to the long-term prosperity of the Company.

        To ensure that our compensation program continues to be well aligned with our performance, we will continue to monitor and revise our compensation for our named executive officers. We annually review all executive agreements to ensure they are supporting a pay-for-performance culture balanced against our strategic goals and objectives and any applicable operational constraints.

Overview

        The Compensation Committee has overall responsibility for the compensation program for our executive officers. Members of the Compensation Committee are appointed by our Board of Directors. Currently, the Compensation Committee consists of five members of our Board of Directors, none of whom are executive officers of our Company.

        Our executive compensation program is designed to encourage our executives to focus on building stockholder value, maximizing rational growth and bottom line results.

Elements of Our Executive Compensation Program

        Our objective is to provide a competitive total compensation package to attract and retain key personnel and drive performance. To achieve this objective, the Compensation Committee has implemented and maintains compensation plans that tie a substantial portion of the executives' overall compensation to financial and nonfinancial strategic corporate performance goals. Our executive compensation program provides for the following elements:

Compensation Element	Objectives	Key Features
Base Salaries	Provide a fixed level of cash compensation upon which executives can rely; necessary to help attract and retain them.	Individual salaries may be above or below the applicable peer group, survey or market median to reflect the individual competencies, skills, experience, and sustained performance of the executive holding this position.
Annual Cash Incentive
Compensation

•

Motivate participants to achieve short-term business and financial goals.

•

Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

•

Provide a competitive variable award opportunity that attracts and retains our leadership and key employees.

•

Cash incentive payments based on a fixed target percentage of base salary during the fiscal year, with actual awards based on attainment of financial and nonfinancial strategic corporate performance goals.

•

Financial corporate performance goals are based on measurable financial metrics (e.g., target operating EBITDA).

•

Nonfinancial corporate performance goals based on strategic initiatives.

Long-Term Equity
Incentives

•

Align the interests of management with those of our stockholders through stock-based awards.

•

Retain the services of our executive team for a multi-year period.

•

Reward achievement of our strategic objectives which drive long-term stockholder value.

•

Facilitate and encourage ownership of our common stock.

•

Long-term incentives are provided by annual grants of equity awards under the 2009 Plan. In 2011, the equity awards consisted of stock option grants and for 2012, the equity awards consist of a mix of approximately 60% stock options and 40% restricted stock.

•

Target value is intended to provide competitive compensation opportunities based on performance over a multi-year period with realizable value closely tied to stock price performance.

        A detailed description of these components is provided below.

        Base Salary    We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive's job. We attempt to set base salaries at levels that allow us to attract and retain executives in competitive markets.

        Annual Incentive Compensation    Our annual non-equity incentive compensation, in the form of an annual cash bonus under our executive bonus plan, is intended to compensate our executives for meeting our corporate objectives and to motivate our executives to meet and exceed these objectives. These objectives are both financial and nonfinancial/strategic and are based solely on company performance. These objectives are separated so that executives may be paid a bonus for meeting one objective and not be paid for failing to meet another objective. For financial objectives, the Compensation Committee typically sets a threshold to ensure that a minimum financial hurdle is met before any payment is earned, a target level upon achievement of which, the full 100% bonus can be earned, a slightly lower hurdle where a partial bonus can be earned if the objective is almost achieved, and a higher hurdle where a substantially larger than 100% bonus can be earned for exceeding the 100% bonus target. The nonfinancial strategic goals include both defined milestones or other business metrics and objectives that cannot be defined by bright-line measurements and require a more qualitative determination of the level of achievement of these goals by our Compensation Committee.

        In addition to the executive bonus plan, we may utilize discretionary cash bonuses for retention purposes, to attract new executives or to reward executives for individual exemplary performance that is not necessarily rewarded by the executive bonus plan. In January 2012, the Compensation Committee granted special retention bonuses for amounts determined in its discretion, to selected key members of our management team, including our named executive officers other than Mr. Adams, in order to retain key executives during the transformation of our business model, keeping them focused on their deliverables during the uncertainty following the October 2011 announcement that Mr. Adams would be transitioning from his position as President and Chief Executive Officer to Chairman of the Board of Directors upon the identification of a successor to serve as our President and Chief Executive Officer. The retention bonuses included cash awards and restricted stock awards, as further described below under the heading "Equity-Based Compensation." The retention cash awards will be paid in single payments no later than January 31, 2013 contingent upon the applicable named executive officer remaining employed until December 31, 2012, or the earlier termination of his or her employment by us without cause.

        Equity-Based Compensation    Our equity-based compensation is intended to enhance our ability to retain talent over a longer period of time, to reward long-term efforts that enhance future value of the Company, and to provide executives with a form of reward that aligns their interests with those of our stockholders. Executives whose skills and results we deem to be critical to our long-term success are eligible to receive higher levels of equity-based compensation. Executives typically receive an equity-based award in the form of a combination of stock options and restricted stock that vests over a period of time upon commencement of their employment. Thereafter, executives may receive additional awards from time to time as the Compensation Committee determines consistent with the objectives described above in this section.

        It is our Compensation Committee's objective to make annual equity-based compensation awards to our executives in amounts that are competitive with awards made by comparable public companies with whom we compete for talent. However, due to operational constraints (share usage concerns in particular), we have been unable to grant competitive equity awards. See the discussion under the caption "Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2011" for the description of our Compensation Committee's decision to grant equity awards to our named executive officers. Our Compensation Committee has generally granted annual equity awards in the form of stock options, which provide a return to our named executive officers only if the market price of our common stock appreciates over the option term. For 2012, our Compensation Committee has decided to shift to granting a mix of stock options and restricted stock awards. In general, the Compensation Committee believes that a mix of stock options and restricted stock awards is appropriate because it is concerned with both motivating long-term value creation (through the need for sustained increases in our stock price for stock options to have meaningful value) and promoting retention (through the grant of restricted stock awards). The Compensation Committee believes that this shift will also make our equity-based compensation better aligned with competitive practices in our market.

        In 2011, the Compensation Committee adopted and later terminated a long-term incentive program that was designed to grant equity awards upon achievement of certain market capitalization targets, following which the shares subject to awards granted would vest every six months over a two-year period following continued service to the Company. This program is further described below under the heading "Long Term Incentive Program."

        As described above under "Annual Incentive Compensation," in January 2012, the Compensation Committee granted a portion of the retention bonuses in the form of restricted stock awards. The special retention restricted stock awards vest 50% on January 1, 2013, and 50% on January 1, 2014, contingent upon the applicable named executive officer remaining employed until such dates, or the earlier termination of his employment by us without cause.

        Benefits    Our benefits, such as our basic health benefits, 401(k) plan, and life insurance, are intended to provide a stable array of support to executives and their families throughout various stages of their careers, and these core benefits are provided to all executives regardless of their individual performance levels on the same basis as our other benefits eligible employees in the United States. The 401(k) plan allows participants to defer up to 100% of their annual compensation, subject to any applicable caps set by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The executives' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan, under provision of a safe harbor plan. We currently provide matching contributions equal to 100% of an employee's individual contribution, up to a maximum of 4% of the participant's annual salary, subject to certain limits.

        The Company chooses to pay each element of compensation to reward executives through various means. The base salary and benefits elements compensate executives for their daily efforts as management of the Company. The annual non-equity incentive compensation plan is designed to motivate our executive team to achieve key financial and strategic business objectives each year that will contribute to the overall success of the company rather than focusing solely on their individual areas of responsibility. Equity-based compensation in the form of stock option awards and restricted stock awards aims to maximize retention of our executives and to incent them to achieve the short- and long-term financial and strategic goals of the Company which align executives' interests with those of our stockholders.

Determining the Amount of Each Element of Compensation

        Overview    We use several methods to examine the various elements of our compensation program to determine the competitive market and understand current compensation practices. In general, the amount of each element of our compensation program is determined by our Compensation Committee on an annual basis taking into consideration our results of operations, long and short-term goals, the competitive market for our executives, the experience of our Compensation Committee members with similar stage companies and general economic factors.

        In setting named executive officers' compensation, the Compensation Committee considers the aggregate compensation payable to the executive officer and the form of the compensation. We view the different components of our executive compensation as part of a comprehensive program to attract, retain, and properly motivate our executives. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and nonfinancial strategic corporate goals. The Compensation Committee also considers publicly-disclosed peer group data and broad-based survey data, as described below.

        Our objective is to maintain a compensation program that is sufficiently competitive to position the Company to attract, motivate and retain our executives and that it is important that our executives perceive that over time they will continue to have the opportunity to be compensated at a level that they regard as competitive. In general, our Board of Directors and Compensation Committee seek to align base and variable cash compensation for our executives with the median of the market and long-term equity incentives between the 50th and 75th percentiles based on data obtained from a compensation consultant and from market surveys, subject to adjustments for individuals based on promotions, individual performance, internal equity and retention considerations.

        Once the level of compensation is set for the year, the Compensation Committee may revisit its decisions if there are material developments during the year, such as promotions, that may warrant a change in compensation. After the year is over, the Compensation Committee reviews the performance of the executive officers and key employees to determine the achievement of annual incentive targets and to assess the overall functioning of our compensation plans against our goals.

        In the third quarter of 2010, the Compensation Committee engaged Exequity, an independent compensation consultant, to assist us in the review of our overall executive compensation program and with the design of a long-term performance incentive program. Exequity provided updated data and analysis of the competitive position of our compensation program, focusing primarily on our equity incentive program in order to emphasize long-term performance with an effective retention element for our senior executives, resulting in the design of the Long Term Incentive Program further described below under the heading "Long Term Incentive Program."

        Role of Chief Executive Officer and Other Executives in Executive Compensation Decisions    Our Compensation Committee generally seeks input from our Chief Executive Officer and our Sr. Vice President, Human Resources, when discussing the performance of and compensation levels for our named executive officers other than the Chief Executive Officer. The Chief Executive Officer provides information relating to each named executive officer's performance to support the Compensation Committee's decision-making on executive compensation.

        Comparable Market Compensation    In analyzing the competitiveness of our executive compensation program, Exequity completed a market data assessment for our Compensation Committee. The market data for our named executive officers and other senior management team members was collected using two primary data sources including peer group proxy data and Radford Global Technology Compensation Survey data, or the "Radford Survey". We market price our executive jobs against the market 50th percentile for base and variable compensation and against the 50th and 75th percentiles for long-term equity incentives, based on overall market, as well as peer group, data collected from market surveys (Radford) and actual proxy statements. The Radford survey includes compensation survey data from software companies, companies in the Internet/E-Commerce/Online Community industries, companies located in the Mid-Atlantic states, and companies with most recent relative annual revenues in our range. The peer group data and Radford survey data medians are averaged to arrive at a composite median to which we compare our compensation. We refer to the composite data as the "overall market data."

        The peer group that was defined in the third quarter of 2010 and used for purposes of making 2011 compensation decisions (the "2011 Peer Group") was reviewed and determined based on the following criteria: competitors with Rosetta Stone for key executive talent, similar or complementary industries, and similar revenue size. The 2011 Peer Group consisted of the following companies:

American Public Education, Inc. Blackbaud, Inc. Blackboard Inc. Capella Education Company comScore, Inc.	Deltek, Inc. K12 Inc. LeapFrog Enterprises, Inc. MicroStrategy Incorporated Nutrisystem, Inc.	Taleo Corporation THQ Inc. Under Armour, Inc. WebMD Health Corp. SuccessFactors, Inc.

In the third quarter of 2011, the Compensation Committee engaged Exequity to review the 2011 Peer Group to determine whether it was still an appropriate peer group for the end of 2011 and 2012. The peer group was again reviewed and determined based on the following criteria: competitors with Rosetta Stone for key executive talent, similar or complementary industries, and similar revenue size. In the third quarter 2011, the Compensation Committee removed Under Armour, Inc. from the peer group because its revenue was not of a similar size to the Company and added Shutterfly, Inc. The resulting peer group for the end of 2011 and 2012 (the "New Peer Group") was:

American Public Education, Inc. Blackbaud, Inc. Blackboard Inc. Capella Education Company comScore, Inc.	Deltek, Inc. K12 Inc. LeapFrog Enterprises, Inc. MicroStrategy Incorporated Nutrisystem, Inc.	Taleo Corporation THQ Inc. Shutterfly, Inc. WebMD Health Corp. SuccessFactors, Inc.

        For 2011, all elements of compensation described were below the medians for each named executive officer's position after the cancellation of the Long Term Incentive Plan discussed below. Benchmarking compensation to the 2011 Peer Group, Radford survey data and overall market data was a primary focus of the compensation decisions, but we also took into account results of operations, long and short-term goals, the competitive market for executives, changes in the company, such as the search for a new chief executive officer, experience of the Compensation Committee members with compensation decisions and general economic factors.

        Base Pay    Our Compensation Committee reviews our executives' base salaries on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities. In the event of material changes in position, responsibilities or other factors, the Compensation Committee may consider changes in base pay during the year. We target our executives' base salaries at the median of the market, based on considering the median pay levels for the applicable peer group, the Radford Survey and the overall market data. We have executive employment agreements with each of our executive officers. Each agreement contains an initial base salary that may be increased, but not decreased, from time to time, by the Board of Directors.

        In March 2011, the Compensation Committee determined and approved the merit increases for 2011 retroactive to January 1, 2011 for all named executive officers who had been in office since the beginning of 2010. The Compensation Committee based its decision on a combination of elements designed to maintain compensation at a level it viewed as competitive with our peers and the market, and reflecting any changes in role. The Compensation Committee did not use a formula or assign a particular weight to any one factor in determining the base salaries for our executive officers. In setting base salaries in March 2011, the Compensation Committee specifically considered the following:

  •
  Mr. Adams: The Compensation Committee determined an increase to Mr. Adams' base salary as set forth below was warranted to more closely align his base salary with a market competitive level. As shown below, after the increase Mr. Adams' base salary was still below the median of the market based on our 2011 Peer Group data and the Radford Survey data.

  •
  Mr. Swad: Mr. Swad was hired as Chief Financial Officer in November 2010 and the Compensation Committee chose not to adjust his base salary in March 2011.

  •
  Mr. Wu: In March 2011, the Compensation Committee determined that an increase of 3.33% was warranted. The Compensation Committee increased Mr. Wu's base salary by 20% on December 1, 2011 to more closely align his pay with the median of the market based on our New Peer Group data and the Radford Survey data.

  •
  Mr. Fulkerson: The Compensation Committee increased Mr. Fulkerson's base salary by 8.6%, in part to recognize his new expanded role as our Chief Technology Officer.

  •
  Ms. Wong: Ms. Wong was hired as President, International in January 2011 and the Compensation Committee chose not to adjust her base salary in March 2011.

  •
  Ms. Verses: Ms. Verses was hired as President, Global Institutions in October 2011.

	2010 Base Salary	Salary after 2011 Adjustments(1)	% Change	Market Position of Base Salary*
Tom P.H. Adams	$425,000	$438,000	3.06%	<MM
Michael S. Fulkerson	$235,000	$255,000	8.51%	MM
Stephen M. Swad	$400,000	$400,000	0%	MM
Judy K. Verses	N/A	$300,000	0%	MM
Helena Wong	$300,000	$300,000	0%	MM
Michael C. Wu	$240,000	$300,000	25.00%	MM

*
MM means median of the overall market data.

(1)
Mr. Wu's base salary adjustment also reflects a Compensation Committee decision made in December 2011.

        Mr. Swad was appointed President and Chief Executive Officer in February 2012 with a base salary of $500,000, representing a 25% increase to his 2011 base salary. This increase in base salary served to more closely align the compensation of our CEO to the median of the market based on our New Peer Group data and the Radford Survey data.

        Annual Incentive Plan Compensation    Our Compensation Committee establishes an executive non-equity incentive plan on an annual basis and distributions are typically made within 75 days after the end of each calendar year if the Compensation Committee determines that the goals were achieved. However, the Compensation Committee has the authority to modify a bonus structure during the year if it deems appropriate. Examples of circumstances in which our Compensation Committee might consider revising a bonus plan include mergers, acquisitions, divestitures, board-approved budget revisions and other material changes in our Company.

        Our executive bonus plan for 2011 provided a potential bonus for each executive based on financial and nonfinancial strategic corporate goals. The potential award is based 80% on financial goals and 20% on nonfinancial strategic corporate goals. The corporate financial goals and the corporate nonfinancial strategic goals each stand-alone and are evaluated separately so that some goals can be met and corresponding bonuses paid even if other goals are not met and therefore no corresponding bonus is paid. The structure of the executive bonus plan and the breakout of the percentages among the component parts shifted from a 50/50 split in 2010 to an 80/20 split between financial and nonfinancial strategic corporate goals for 2011. The Compensation Committee believes that the shift to an 80/20 split between financial and nonfinancial strategic corporate goals further aligns the financial interests of our executives with the financial interests of our stockholders and that an added emphasis on financial results was appropriate during this stage of our Company's development.

        The award for meeting the financial goals is based on the following:

  •
  50% on achievement of the 2011 target operating EBITDA, which we define as income without option expenses, interest income, finance charges, business taxes, depreciation and amortization plus the change in deferred revenue. The 2011 target operating EBITDA was $41 million.

  •
  50% on achievement of the 2011 target global net marketing contribution, which we define as gross profit less total sales and marketing expense plus the change in deferred revenue for US Consumer, International, and Institutional. The 2011 target global net marketing contribution was $102.9 million.

        For 2011, our nonfinancial strategic corporate goals were based on the following:

  •
  50% on international growth including (i) launching the innovative ReFLEX solution for Korea, (ii) opening an office in China with a business model developed, (iii) optimizing pricing for Asia, (iv) scaling European operations, and (v) positioning the Company in South America.

  •
  50% on the shift in our US business including (i) establishing a new product and pricing mix, (ii) improving the brand, (iii) introducing the iPad product, (iv) appealing to other segments, (v) rationalizing product distribution, (vi) increasing the spend per institutional learner, (vii) building momentum for education business in 2012, and (viii) improving our Net Promoter Score (NPS).

        With respect to the 2011 financial goals portion of the bonus, no bonus would be earned if we failed to achieve 90% of both financial targets. If we achieved 90% of a financial target, 10% of the bonus amount attributable to such target would be earned. If we achieved 100% of a financial target, 100% of the bonus amount attributable to such target would be earned. If we achieved 120% or more of the target, 150% of the bonus amount attributable to such target would be earned. Between 90% and 100% and between 100% and the 120% of the financial targets, the amount of the bonus earned would be interpolated between the two points based on the above. The operating EBITDA and net contribution components of the financial goals were mutually exclusive, so that part or all of the amount of the bonus attributable to the financial goals could be awarded if one goal was met but not the other.

        All of our named executive officers are part of this plan with the exception of our sales and marketing executives, Ms. Wong and Ms. Verses. As sales and marketing executives, Ms. Wong's and Ms. Verses' financial targets were based on the results of their business groups, rather than the results of the entire organization. The structure of the plan for both Ms. Wong and Ms. Verses was generally the same, with 80% based on financial performance and 20% based on nonfinancial strategic corporate goals for each of them. The threshold for the amount of the bonus attributable to financial targets for both Ms. Wong and Ms. Verses was 75% and at least 75% of both financial targets had to be achieved for any portion of the financial performance bonus to be earned.

        The financial targets for Ms. Wong's bonus were determined based on financial targets for the international business of the Company, as follows with each component being weighted at 50% each: (i) operating EBITDA of $10.1 million; and (ii) net marketing contribution of $17.2 million. Our international business did not achieve the minimum threshold for either financial target and therefore Ms. Wong did not receive a bonus with respect to the financial goals. The nonfinancial strategic portion of Ms. Wong's bonus was tied to the same nonfinancial strategic corporate goals set forth above.

        The financial targets for Ms. Verses' bonus were determined based on financial targets for the global institutions business of the Company for the fourth quarter of 2011 (because that was when Ms. Verses started employment) as follows with each component being weighted at 50%: (i) operating EBITDA target of $6.7 million and (ii) global net marketing contribution target of $6.6 million. The global institutional business for fourth quarter 2011 achieved 136% of both targets: (i) operating EBITDA at $9.1 million and (ii) global net marketing contribution at $9 million.

        Our Compensation Committee reviews our executives' non-equity incentive target compensation on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities. In the event of material changes in position, responsibilities, or other factors, the Compensation Committee may consider changes in target incentive pay during the year.

        Our Compensation Committee set each executive's 2011 target bonus under our executive cash bonus plan as a percentage of his or her 2011 annualized base salary as set forth in the following table.

Name	2011 Annualized Base Salary	2011 Total Target Annualized Bonus Opportunity	Target Bonus as Percentage of Base Salary	Financial Target Bonus	Nonfinancial Strategic Target Bonus
Tom P.H. Adams	$438,000	$328,500	75%	$262,800	$65,700
Michael S. Fulkerson	255,000	102,000	40%	81,600	20,400
Stephen M. Swad	400,000	240,000	60%	192,000	48,000
Judy K. Verses	300,000	225,000	75%	180,000	45,000
Helena Wong	300,000	225,000	75%	180,000	45,000
Michael C. Wu(1)	300,000	99,200	40%	79,360	19,840

(1)
Mr. Wu's target bonus did not change in 2011. The target bonus as a percentage of base salary represents 40% of $248,000.

        Our Compensation Committee determined the following bonuses were earned by our named executive officers for 2011.

Name	Financial Bonus(1)	Nonfinancial Strategic Bonus(2)	Total Bonus
Tom P.H. Adams	$—	$44,348	$44,348
Michael S. Fulkerson	—	13,770	13,770
Stephen M. Swad	—	32,400	32,400
Judy K. Verses	61,200	7,594	68,794
Helena Wong (3)	—	25,313	25,313
Michael C. Wu	—	13,392	13,392

(1)
Our Compensation Committee determined that there was less than 90% achievement of each financial goal defined in the executive bonus plan and therefore there was no bonus payout associated with the 2011 financial goals with the exception of Ms. Verses' bonus plan as described above.

(2)
Based on the achievement of the nonfinancial strategic goals described in the table below, our Compensation Committee determined that 67.5% was the appropriate payout for the portion of each bonus linked to the nonfinancial bonus targets.

(3)
Ms. Wong's last day of service with us was October 17, 2011 and therefore she received a pro-rated bonus based on achievement of the strategic nonfinancial goals as of October 17, 2011.

        With respect to our nonfinancial strategic goals for 2011, our Compensation Committee determined a percentage of overall achievement based on an evaluation of our performance in meeting each of these goals during the year. Some of these goals include defined milestones or other business metrics while others are subjective and not capable of being defined by bright-line measurements. Our Compensation Committee's determination of the percentage of each strategic objective that was achieved was as follows:

Nonfinancial Strategic Target	Percentage of Target Achieved	Weighting	Aggregate Percentage of Bonus Funded
Grow International Substantially	57.50%	50%	28.75%
Shift US Business Model	77.50%	50%	38.75%
Total		100%	67.50%

        The following chart shows the target bonus amount and actual amount paid (other than for Ms. Verses and Ms. Wong, which shows the pro rata target bonus amounts and the actual amounts paid) for each named executive officer based on achievement of the financial and nonfinancial strategic corporate goals under our executive bonus plan, as described above:

        In reviewing the New Peer Group data and the Radford survey data, it was determined that Mr. Fulkerson and Mr. Wu's bonus targets were below the median. The Compensation Committee approved increasing both of their bonus targets from 40% to 50% for the 2012 performance year, effective January 1, 2012.

        Allocation of Equity-Based Compensation Awards    Throughout the year, our Compensation Committee evaluates grants for new hires at the senior vice president level and above, promotions to the senior vice president level and above, or other changes that may warrant additional grants. Our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, performance, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of shares subject to awards to be granted to all participants during the year. For new hire grants, the vesting start date is typically the date of hire. For ongoing grants, the vesting start date is determined by the Compensation Committee.

        Our Compensation Committee also evaluates and makes annual grants for the named executive officers and other members of senior management on a discretionary basis during the annual performance review process. For annual grants, we target the 50th–75th percentile of the market, based on the median pay levels for the applicable peer group, the Radford Survey and the overall market data.

        Equity, including nonqualified stock options and restricted stock, granted to executives and other employees under our 2009 Omnibus Incentive Plan, as amended, typically vests over a period of four years, with 25% of the shares vesting on each annual anniversary of the vesting commencement date with the exception of (i) Mr. Swad's November 2010 grant, which includes a three-year vesting schedule, (ii) Mr. Swad's January 2012 grant (received in connection with his expanded operational role), which includes a two-year vesting schedule and (iii) the special retention awards granted to our named executive officers and certain other executives in 2012, which include two-year vesting schedules. Prior to 2012, restricted stock was only used for new hire grants of our named executive officers, all equity annual grants to named executive officers were awards of nonqualified stock options. In 2012, the Compensation Committee approved a change to the mix of equity granted to our named executive officers to 60% nonqualified stock option awards and 40% awards of restricted stock to better align with market practice, encourage retention of executives, better attract new executives (all new executives in 2010 and 2011 received a mix of options and restricted stock) and discourage undue risk from executive decisions.

        Timing of Equity-Based Compensation Awards    The Compensation Committee has delegated its authority with respect to new hire equity grants to our Chief Executive Officer (such grants to be made on a monthly basis for eligible employees within the new hire grant matrix) with the exception of the named executive officers and senior vice presidents and above. The Compensation Committee retained its authority to approve new hire equity grants for all named executive officers and senior vice presidents and above. On a quarterly basis, the Compensation Committee reviews all grants in a summary report provided by management. Our Compensation Committee typically makes annual grants of restricted stock and stock options, if any, to our named executive officers and other members of the senior management team in connection with its annual review of our executives' compensation.

        We do not have any program, plan or practice to time stock option and restricted stock grants in coordination with the release of material non-public information. The exercise price of stock options for 2011 is determined based on the trading price of our common stock at the close of the market on the date of grant.

        Executive Equity Ownership    We encourage our executives to hold a significant equity interest in our Company. However, we do not have specific share retention and ownership guidelines for our executives. We do not permit our executives to sell short our stock, we prohibit our executives from holding our stock in a margin account, and we discourage the purchase and sale of exchange-traded options on our stock by our executives.

        Summary Compensation Table Values of Long-Term Incentives    The amounts disclosed in the compensation tables generally reflect the grant date fair values of the long-term incentives used for purposes of recording the compensation expense in our audited financial statements, but the actual economic value of long-term incentives depends directly on the performance of our stock price over the period during which the awards vest and in the case of stock options, the period during which they can be exercised. For example, our Board of Directors established the Rosetta Stone Inc. Long Term Incentive Program, or the LTIP, in January 2011 (see Long Term Incentive Program section below) and terminated the program November 2011. The LTIP was designed so that executives would receive shares of restricted common stock based on achievement of market capitalization milestones. Since none of the milestones were achieved prior to the LTIP termination no restricted stock awards were granted under the LTIP and no value was realized by any of the named executive officers in connection with the LTIP awards.

        Type of Equity-Based Compensation Awards    Our 2009 Omnibus Incentive Plan, as amended, permits us to issue stock options, RSUs, restricted stock, stock appreciation rights, performance units and performance shares. In 2011, we issued stock options and restricted stock to our employees and executives and stock options and RSUs to our non-employee directors.

        Long Term Incentive Program    In January 2011, our Board of Directors approved the LTIP. The LTIP was administered under our 2009 Omnibus Incentive Plan and any shares awarded under the LTIP would have been taken from the shares reserved under the 2009 Omnibus Incentive Plan. The purposes of the LTIP were to advance the best interests of the Company, motivate senior management to achieve key financial and strategic business objectives of the Company, offer eligible executives a competitive total compensation package, reward executives for the success of the Company, provide ownership in the Company and retain key talent.

        Executives, including our named executive officers, designated by our Board of Directors were eligible to receive shares of restricted common stock for each milestone level of total market capitalization achieved, as specified in individual award agreements. For each milestone achieved in market capitalization from the market capitalization as of October 1, 2010, the Compensation Committee, after consulting with the CEO, would then allocate a share incentive pool to divide among the participating executives as specified in individual award agreements. For the first $100 million increase in market capitalization, each participating executive would be eligible to receive a portion of the 75,000 share incentive pool in the form of restricted common stock. The overall maximum number of shares authorized under the LTIP was 1,000,000. These financial milestones had to be met for 90 days for executives to be eligible to participate in the LTIP. Once awards were distributed, the shares would vest (or restrictions would lapse) 25% after each six month interval over two years so that the restricted stock would be fully vested two years after the date of the award.

        The market capitalization of Rosetta Stone on October 1, 2010 when the LTIP was designed was $430 million, which was significantly higher than the market capitalization throughout 2011. None of the LTIP milestones were met and therefore no restricted stock awards were granted under the LTIP and no value was realized by any of the named executive officers in connection with these awards. The Compensation Committee determined that the LTIP was not achieving its incentive and retentive objectives because the participants and potential executive candidates did not view the milestones as achievable. The Board of Directors approved terminating the LTIP on November 30, 2011, which was then communicated to and accepted in writing by each of the participants in the LTIP.

        Severance and Change in Control Arrangements    Each of our equity incentive plans provides for a potential acceleration of vesting of outstanding awards in the event of a change in control, as defined in each such plan.

        In addition, see "Employment Arrangements with Named Executive Officers" and "Potential Payments Upon Termination of Employment or Upon Change in Control" below for a description of the severance and change in control arrangements we have with our named executive officers. The Compensation Committee believes that these arrangements were necessary to attract and are necessary to retain our named executive officers. The terms of each arrangement were determined in negotiation with the applicable named executive officer in connection with his or her hiring and were not based on any set formula.

        Effect of Accounting and Tax Treatment on Compensation Decisions    In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive. We also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

        Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our next three most highly compensated executive officers (excluding the Chief Financial Officer), unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements.

We believe grants of equity awards under our existing stock plans qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. While the Compensation Committee is mindful of the benefit of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our Company and our stockholders.

        Compensation Policies and Practices as They Relate to Risk Management    In 2011, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives.

        The Compensation Committee also reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

  •
  long-term incentive compensation value that is driven entirely by increases in stock price; and

  •
  low compensation levels exacerbated by performance-driven awards not paying out—including both annual bonus and long-term incentive compensation.

The Compensation Committee noted several design features of our cash and equity incentive programs for all employees that reduce the likelihood of excessive risk-taking, including:

  •
  the Compensation Committee's ability to exercise discretion to decrease incentive award payouts;

  •
  the use of an array of performance metrics across compensation programs (that is, bonuses are based on both financial/nonfinancial strategic metrics, while the value of long-term incentives is driven by stock price gains);

  •
  the fact that many of our executives hold significant vested equity stakes in the Company; and

  •
  the fact that the mix of compensation balances a short-term and long-term focus.

Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

        The following table provides information regarding the compensation of our former Chief Executive Officer, our Chief Financial Officer who also now serves as our President and Chief Executive Officer, our other three most highly compensated executive officers serving as of December 31, 2011 and one former executive officer who departed from the Company during the fiscal year. We refer to these executive officers as our named executive officers.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)(2)		Option Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Tom P.H. Adams(3)	2011	$438,000		—		$1,291,141		$408,667	$44,348		$9,800	(4)	$2,191,956
Former President and Chief	2010	425,000		—		—		979,823	140,187		9,800	(4)	1,554,810
Executive Officer	2009	350,000		—		7,413,822	(5)	1,512,567	227,640		9,800	(4)	9,513,829
Michael S. Fulkerson(6)	2011	255,000		—		516,457		163,468	13,770		9,594	(4)	958,289
Chief Technology Officer
Stephen M. Swad(3)	2011	400,000		—		291,141		—	32,400		9,800	(4)	733,341
President, Chief Executive	2010	44,615	(7)	240,000	(8)	2,122,000		1,947,930	—		—		4,354,545
Officer and Chief Financial Officer
Judy K. Verses	2011	61,154	(9)	—		561,521		392,789	68,794		—		1,084,258
President, Global Institutions
Helena Wong(10)	2011	219,230		35,000	(11)	609,645		485,672	25,313	(12)	346,217	(13)	1,718,377
Former President, International
Michael C. Wu	2011	252,000		—		258,228		137,461	13,392		9,800	(4)	670,881
General Counsel and	2010	240,000		—		—		278,209	42,221		7,407	(4)	567,837
Secretary	2009	224,539		—		964,602	(14)	152,887	102,587		5,846	(4)	1,450,461

(1)
Represents the aggregate grant date fair value for restricted stock awards and option awards granted in the applicable year, computed in accordance with ASC 718. Information about the assumptions used to value these awards can be found in Note 10 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 14, 2012. An overview of the features of these awards can be found in "Compensation Discussion and Analysis" above.

(2)
For all named executive officers other than Ms. Wong and Ms. Verses, the amounts included for 2011 represent the grant date fair value of awards under the LTIP, the only stock awards that they received in that year. For Ms. Wong, $361,520 of the amount for 2011 represents the fair value of her award under the LTIP and $248,125 represents the grant date fair value of a restricted stock grant. For Ms. Verses, $361,520 of the amount for 2011 represents the fair value of her award under the LTIP and $200,001 represents the grant date fair value of a restricted stock grant. If all milestones under the LTIP had been met, the values of the LTIP awards as of their respective grant dates would have been: $2,573,750 for Mr. Adams; $1,029,500 for Mr. Fulkerson; $2,573,750 for Mr. Swad; $364,700 for Ms. Verses; $694,750 for Ms. Wong and $514,750 for Mr. Wu. As described in the Compensation Discussion and Analysis, the LTIP was canceled on November 30, 2011. Accordingly, no shares were ever granted under this program and no value was realized by any of the named executive officers in connection with these awards. The amount included for Mr. Swad for 2010 represents the grant date fair value of a restricted stock grant.

(3)
In February 2012, Mr. Adams transitioned from his role as President and Chief Executive Officer to the Chairman of the Board of Directors and Mr. Swad was appointed to the position of President and Chief Executive Officer. Mr. Swad will also continue to serve in the Chief Financial Officer role until a successor has been identified.

(4)
Consists of 401(k) matching contributions provided on behalf of the executive during the specified year.

(5)
Mr. Adams received a gross issuance of 411,879 shares of common stock on April 15, 2009. A total of 173,813 shares of common stock were withheld from the issuance to satisfy the federal, state and local tax withholding obligations associated with the grant and, therefore, the net issuance to Mr. Adams was 238,066 shares. The total grant date fair value of the grant was $7,413,822.

(6)
Mr. Fulkerson's first year as a named executive officer was 2011 and, accordingly, prior year compensation information is not included in the Summary Compensation Table.

(7)
Mr. Swad joined our Company effective November 9, 2010. His annualized base salary for 2010 was $400,000.

(8)
Mr. Swad received a one-time guaranteed bonus per his Executive Employment Agreement executed on October 12, 2010 in the amount of $240,000. This bonus was paid out in 2011.

(9)
Ms. Verses joined our Company effective October 2011. Her annualized base salary for 2011 was $300,000.

(10)
Ms. Wong was hired in January 2011 and left the company in October 2011. None of the equity awards made to Ms. Wong reflected in the Summary Compensation Table vested and all such awards terminated on her separation from the company.

(11)
Ms. Wong received a one-time signing bonus in the amount of $35,000 that was paid in January 2011.

(12)
Ms. Wong received a pro-rata portion of her annual bonus based on her termination date of October 17, 2011.

(13)
Consists of $2,700 in 401(k) matching contributions made on behalf of Ms. Wong, $6,343 in COBRA premiums for continuation of health insurance benefits, $8,500 in outsourced professional placement services, $300,000 in a lump sum severance payment and $28,674 in relocation assistance.

(14)
Mr. Wu received a gross issuance of 53,589 shares of common stock on April 15, 2009. A total of 22,615 shares of common stock were withheld from the issuance to satisfy the federal, state and local tax withholding obligations associated with the grant and, therefore, the net issuance to Mr. Wu was 30,974 shares. The total grant date fair value of the grant was $964,602.

Grants of Plan-Based Awards In Fiscal Year 2011

        The following table sets forth each grant of plan-based awards to our named executive officers during 2011.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
									Restricted Stock Award (#)(8)	Stock Option Award (#)(8)
	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(5)	Target (#)(6)	Maximum (#)(7)
Tom P.H. Adams			26,280	328,500	394,200
	5/26/2011	5/25/2011								55,000	13.66	408,667
	1/4/2011	1/4/2011				9,375	125,000	250,000				1,291,141
Michael S. Fulkerson			8,160	102,000	122,400
	5/26/2011	5/25/2011								22,000	13.66	163,467
	1/4/2011	1/4/2011				3,750	50,000	100,000				516,457
Stephen M. Swad			19,200	240,000	288,000
	1/4/2011	1/4/2011				9,375	125,000	250,000				1,291,141
Judy K. Verses			18,000	225,000	270,000
	10/5/2011	10/5/2011							200,001			200,001
	10/5/2011	10/5/2011								65,000	10.41	392,789
	10/5/2011	10/5/2011				2,625	35,000	70,000				361,520
Helena Wong(4)			18,000	225,000	270,000
	1/25/2011	12/14/2010							12,500			248,125
	1/25/2011	12/14/2010								45,000	19.85	485,672
	1/25/2011	12/14/2010				2,625	35,000	70,000				361,520
Michael C. Wu			7,936	99,200	119,040
	5/26/2011	5/25/2011								18,500	13.66	137,461
	1/4/2011	1/4/2011				1,875	25,000	50,000				258,228

(1)
There were two components of the financial portion of the bonus, each of which was weighted equally. For all named executive officers except Ms. Wong and Ms. Verses, the two components were mutually exclusive of the other. These were: the target operating EBITDA of $41 million for 2011 and the target global net marketing contribution of $102.9 million for 2011. With respect to all named executive officers except Ms. Wong and Ms. Verses, amounts in this column represent the lowest possible payout if the Company were to achieve 90% of both financial targets and each named executive officer therefore earned 10% of the portion of his or her target bonus that was based on the financial targets. For Ms. Wong and Ms. Verses, it was necessary to achieve at least 75% of both financial targets to receive any portion of the bonus based on the financial targets and the amounts in this column represent the lowest possible payout if Ms. Wong's and Ms. Verses' business units achieved 75% of both financial targets. The financial targets for Ms. Wong were based on the following financial targets for the international business: (i) operating EBITDA of $10.1 million and (ii) net marketing contribution of $17.2 million. The financial targets for Ms. Verses were based on the following financial targets for the global institutions business in the fourth quarter of 2011: (i) operating EBITDA of $6.7 million and (ii) global net marketing contribution of $6.6 million. The nonfinancial strategic targets did not have achievement thresholds for any of the named executive officers.

(2)
Each executive could earn up to 150% of the financial component of his or her bonus if we achieved 120% or more of each of the financial targets described in footnote (1). For all named executive officers except Ms. Wong and Ms. Verses, if achievement of one financial metric exceeded the threshold, and the other did not, the bonus would be funded for the metric that was achieved. Ms. Wong's and Ms. Verses' financial targets were dependent on achieving 75% of both targets before any portion of the bonus based on the financial targets would be paid. For the nonfinancial strategic components of the bonus award, it was possible to earn more than 100% of the target bonus up to a maximum bonus payout of 150% of target. Plan funding for the nonfinancial strategic targets was based on the attainment percentage of the specified nonfinancial strategic goals as determined by the Compensation Committee. The nonfinancial strategic goals for all named executive officers were: (i) international growth including (a) launching the innovative ReFLEX solution for Korea, (b) opening an office in China with a business model developed, (c) optimizing pricing for Asia, (d) scaling European operations, and (e) positioning the Company in South America and (ii) the shift in our US business including (a) establishing a new product and pricing mix, (b) improving the brand, (c) introducing the iPad product, (d) appealing to other segments, (e) rationalizing product distribution, (f) increasing the spend per institutional learner, (g) building momentum for education business in 2012, and (h) improving our Net Promoter Score (NPS).

(3)
In January 2011, our Board of Directors approved the Rosetta Stone Inc. Long Term Incentive Program, or the LTIP. Under the LTIP, executives, including our named executive officers, designated by our Board of Directors were eligible to receive shares of restricted common stock for each milestone level of total market capitalization achieved, as specified in individual award agreements. For each milestone achieved in market capitalization from the market capitalization as of October 1, 2010, the Compensation Committee, after consulting with the CEO, would then allocate a share incentive pool to divide among the participating executives as specified in individual award agreements, subject in each case to the minimum guaranteed awards and maximum awards specified in their individual award agreements. The overall maximum number of shares authorized under the LTIP was 1,000,000. These financial milestones had to be met for 90 days for executives to be eligible to receive a grant under the LTIP. Once awards were distributed, the shares would vest (or restrictions would lapse) 25% after each six month interval over two years so that the restricted stock would be fully vested two years after the date of the award.

The market capitalization of Rosetta Stone on October 1, 2010 when the LTIP was designed was $430 million, which was significantly higher than the market capitalization throughout 2011. None of the LTIP milestones were met and therefore no restricted stock awards were granted under the LTIP and no value was realized by any of the named executive officers in connection with these awards. The Compensation Committee determined that the LTIP was not achieving its incentive and retentive purposes because the participants and potential executive candidates did not view the milestones as achievable. The Board of Directors approved terminating the LTIP on November 30, 2011, which was then communicated and formally accepted in writing by each of the participants in the LTIP.

(4)
All equity awards granted to Ms. Wong were canceled in October 2011 as a result of her termination from the Company. As described in "Compensation Discussion and Analysis," Ms. Wong received a pro rata portion of her non-equity incentive plan award in connection with her separation from the Company.

(5)
The threshold level of award for the LTIP represents the minimum guaranteed restricted stock award for the named executive officer that would have been payable under the LTIP if the first milestone level of market capitalization was met.

(6)
The target level of award for the LTIP represents the minimum guaranteed restricted stock award for the named executive officer that would have been payable under the LTIP if all six milestones levels of market capitalization were met.

(7)
The maximum level of award for the LTIP includes the maximum number of shares of restricted stock that could be awarded to the named executive officer under the LTIP if all six milestone levels of market capitalization were met and the Compensation Committee awarded the maximum discretionary award under the LTIP to the named executive officer.

(8)
The amount of each annual award was discretionary and intended to put each named executive officer's equity awards and total equity ownership between the 50th and 75th percentile of their respective peers based on the third-party compensation study conducted by Exequity and to give each of our named executive officers significant equity ownership that was subject to vesting to provide forward retention value. Our Compensation Committee intends to make grants of stock options and restricted stock subject to vesting or other forms of equity-based awards to our executives as part of its annual review of our executives' compensation as described under the caption "Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Equity-Based Compensation" in order to continue to align their interests with those of our stockholders. Our Compensation Committee has not adopted any formal stock ownership guidelines for our employees requiring them to own any particular percentages of our common stock. Our Compensation Committee considers the liquidity of the employees' equity ownership as an important part of the employees' perception of the value of the equity award as compensation.

Outstanding Equity Awards at December 31, 2011

        The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option exercise price ($)	Option expiration date(1)	Number of shares of stock that have not vested		Market value of shares of stock that have not vested
Tom P.H. Adams	213,564		—		$3.85	5/22/16	—		—
	73,790	(1)	73,789	(1)	$18.00	4/15/19	—		—
	16,250	(2)	48,750	(2)	$25.99	3/15/20	—		—
	—	(3)	55,000	(3)	13.66	5/26/21	—		—
Michael S. Fulkerson	29,133		—		$3.85	5/22/16	—		—
	5,200		—		$6.08	3/21/17	—		—
	60,937	(5)	4,063	(5)	$11.64	4/29/18	—		—
	7,508	(1)	7,507	(1)	$18.00	4/15/19	—		—
	2,158	(2)	6,473	(2)	$25.99	3/15/20	—		—
	—	(3)	22,000	(3)	$13.66	5/26/21	—		—
Stephen M. Swad	37,500	(4)	112,500	(4)	$22.39	10/12/20	66,666	(6)	$508,662
Judy Verses	—		65,000	(7)	$10,42	10/05/21	19,194	(8)	146,450
Helena Wong(9)	—		—		—	—	—		—
Michael C. Wu	29,133		—		$3.85	12/08/16	—		—
	7,459	(1)	7,458	(1)	$18.00	4/15/19	—		—
	4,614	(2)	13,843	(2)	$25.99	3/15/20	—		—
	—	(3)	18,500	(3)	$13.66	5/26/21	—		—

(1)
Options vested as to one-fourth of the total number of shares on April 15, 2010 and thereafter vest at the rate of one-quarter per annum.

(2)
Options vested as to one-fourth of the total number of shares on March 15, 2011 and thereafter vest at the rate of one-quarter per annum.

(3)
Options will vest as to one-fourth of the total number of shares on May 26, 2012 and thereafter will vest at the rate of one-quarter per annum.

(4)
Options vested as to one-fourth of the total number of shares on October 12, 2011 and thereafter vest at the rate of one-quarter per annum.

(5)
Options vested as to one-fourth of the total number of shares on February 21, 2009 and thereafter vest at a rate of one-sixteenth of the total number of shares per quarter.

(6)
Mr. Swad received 100,000 shares of restricted stock under the 2009 Omnibus Incentive Plan on November 9, 2010 that vest in equal annual installments over three years.

(7)
Options will vest as to one-fourth of the total number of shares on October 5, 2012 and thereafter vest at the rate of one-quarter per annum.

(8)
Ms. Verses received 19,194 shares of restricted stock under the 2009 Omnibus Incentive Plan on October 5, 2011 that vest in four equal annual installments beginning October 5, 2012.

(9)
Ms. Wong received a new hire grant of 45,000 nonqualified stock options and 12,500 shares of restricted stock on January 25, 2011. These awards were canceled upon her separation date of October 17, 2011 and therefore no portion of these awards vested.

 Option Exercises and Stock Vested for Fiscal Year 2011

        The following table sets forth information regarding shares of common stock acquired upon the exercise of stock options and vesting of restricted stock during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Tom P.H. Adams	—	—	—	—
Michael S. Fulkerson	—	—	—	—
Stephen Swad	—	—	33,334	$222,671
Judy K. Verses	—	—	—	—
Helena Wong	—	—	—	—
Michael C. Wu	—	—	—	—

Pension Benefits

        None of our employees participates in or has account balances in qualified or nonqualified defined benefit plans sponsored by Rosetta Stone.

Nonqualified Deferred Compensation

        None of our employees participates in or has account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by Rosetta Stone.

Employment Arrangements with Named Executive Officers

        We have executive employment agreements with each of our named executive officers other than Mr. Adams, whose employment agreement was terminated in February 2012 in connection with his transition out of the role of President and Chief Executive Officer and to the role of Non-Executive Chairman, and Ms. Wong, whose employment with the Company ended in October 2011. The agreements have one year terms that automatically renew each day so that there is always one year remaining on the term. If a named executive officer leaves the employment of the Company for good reason or is terminated without cause, then, upon executing a release of claims against the Company, the named executive officer will receive twelve months' of base pay as severance, along with a pro-rated amount of his or her prior year's bonus to be paid at the same levels and at the same time as other employees, and COBRA premiums for continuation of health insurance benefits for the twelve months after the separation date. The employment agreements with our named executive officers set the annual base salaries of our executive officers which may be increased from time to time but not decreased.

        The employment agreements also provide that the executives will be eligible to receive an annual bonus in accordance with our Company bonus policy established by our Board of Directors from time to time, but no bonus amount is guaranteed. The table below sets forth the 2011 base salary percentage for the total target bonus opportunity for each of our named executive officers with whom we have employment agreements.

Name	2011 Total Target Bonus Opportunity
Michael F. Fulkerson	40%
Stephen M. Swad	60%
Judy K. Verses	75%
Michael C. Wu	40%

        Under the agreements, each executive is entitled to severance benefits if his or her employment is terminated without cause or if he or she terminates his or her employment for good reason. Termination without cause is defined in the agreements as termination for a reason other than the executive's commission of a felony or a crime involving moral turpitude, an act involving dishonesty or fraud involving his or her duties, failure to perform his or her duties or gross negligence or willful misconduct involving his or her duties, material breach of his or her employment agreement, failure to comply with instructions given by our Board of Directors which affect our business, misconduct likely to injure our reputation, harassment of or discrimination against our employees, customers or vendors, misappropriation of our Company's assets, willful violation of our policies, or issues involving his or her immigration status affecting his ability to continue his or her employment with us. Good reason is defined in the agreements as a material reduction in the executive's annual salary, duties, authority or responsibilities, our material breach of his or her employment agreement, or our relocation of him or her to an area outside of the Arlington, Virginia or Harrisonburg, Virginia localities. If we terminate one of these executives' employment without cause or if he or she terminates his or her employment for good reason, we will be required to pay severance in an amount equal to 12 months (18 months in the case of Mr. Swad) of his or her annual base salary and health benefits and the pro rata portion of any bonus earned prior to the date of termination, such payment to be made six months after the termination date, if he or she signs a general release waiving any claims he or she may then have against us and agrees not to compete against us for 12 months after the date of termination (18 months in the case of Mr. Swad).

        In October 2011, Ms. Wong's employment with us terminated. Pursuant to her employment agreement and her execution of a release of claims against the Company, we provided a lump sum payment of $300,000 to her in January 2012. Additionally, Ms. Wong received relocation reimbursement in the amount of $28,674, professional outplacement services in the amount of $8,500 and COBRA premiums for continuation of health insurance benefits paid on her behalf for a period of 12 months beginning in November 2011.

        In February 2012, Mr. Adams transitioned from his position as President and Chief Executive Officer to Chairman of the Board of Directors upon the appointment of Mr. Swad as the Company's President and Chief Executive Officer. Pursuant to the transition arrangement entered into in October 2011, Mr. Adams continued to perform his duties and obligations as an officer prior to the appointment of the new chief executive officer, in exchange for which he would be entitled to receive a $575,000 transition payment after the hiring of a new chief executive officer. Mr. Adams did not receive any cash severance payments, but he is entitled to COBRA premiums for continuation of health insurance benefits for 15 months. Mr. Adams' equity awards will continue to vest as long as he continues serving in the capacity of a director.

        In February 2012, Mr. Swad was appointed as President and Chief Executive Officer. Upon appointment, the Compensation Committee agreed to amend his existing employment agreement dated October 2010 to include 18 months of severance and extend the non-compete clause to a period of 18 months as outlined in the paragraph above.

        In December 2011, amendments to all current executive employment agreements were approved by the Compensation Committee and signed by the named executive officers and our other senior executives, eliminating the tax gross-up benefits for excise taxes associated with change in control compensation and replacing them with provisions known as "best-after tax provisions," which provide that in the event that any excise tax would otherwise be payable by an executive on any "parachute payment," then the amount of those payments may instead be reduced to eliminate or minimize any required excise tax payment. Additionally, the 2009 Omnibus Incentive Plan, as amended, Non-Qualified Stock Option Agreements and 2009 Omnibus Incentive Plan, as amended, Restricted Stock Agreements were updated to provide that starting with equity awards granted in 2012, none of the equity awards granted to our named executive officers will provide for automatic vesting acceleration upon consummation of a change in control transaction unless there is also a termination of service other than for cause or voluntary resignation for good reason in connection with the change in control.

Potential Payments Upon Termination of Employment or Upon Change in Control

        In addition to the severance payments that may be paid to our named executive officers upon termination under their executive employment agreements, all of our named executive officers are also entitled to accelerated vesting of their unvested stock options and/or restricted stock upon a change in control of our Company. Starting in 2012, accelerated vesting of equity awards in the event of a change in control is based on a "double trigger," which also requires termination of the executive officer's employment.

        The following table sets forth information concerning the payments that would be received by each named executive officer upon a termination of employment without cause or upon a change in control. The table assumes the termination occurred on December 31, 2011, using the fair market value of $7.63 for each share of our common stock as of that date, which was the closing price per share of our common stock on the New York Stock Exchange on December 30, 2011, the last trading day in 2011. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time, such as earned but unpaid base salary or bonuses.

Name	Severance Payment Upon Termination Without Cause or for Good Reason(1)	Accelerated Vesting of Stock Options Upon Change in Control		Accelerated Vesting of Stock Awards Upon Termination without Cause or For Good Reason
Tom P.H. Adams	$566,618	—	(2)	—	(2)
Michael S. Fulkerson	$270,295	—	(3)	—	(3)
Stephen M. Swad	$415,295	—	(4)	$508,661	(4)
Judy K. Verses	$310,967	—	(5)	$146,450	(5)
Helena Wong	$306,343	—	(6)	—	(6)
Michael C. Wu	$315,295	—	(7)	—	(7)

(1)
Each of the named executive officers, except Mr. Adams, would receive an amount equal to 12 months of his base salary (15 months for Mr. Adams), a pro rata portion of any bonuses that he earned through his date of termination, and an amount equal to our cost of providing the executive with health benefits for 12 months (15 months for Mr. Adams). These payments would be made 6 months after the termination date. The amounts reflected in the table above reflect the executive's 2011 base salary and cost of COBRA premiums for continuation of health insurance benefits. The amounts reflected in the table above do not include any potential pro-rated bonuses that may be earned by the executive through his or her termination date. In February 2012,

  Mr. Swad's employment agreement was amended to provide for severance in an amount of 18 months of his base salary and his base salary was increased to $500,000.

(2)
As of December 31, 2011, Mr. Adams had unvested options to purchase 73,790 shares of our common stock with an exercise price of $18.00 per share, 48,750 shares of our common stock with an exercise price of $25.99 per share, and 55,000 shares of our common stock with an exercise price of $13.66 that would be accelerated upon a change in control of our Company. The exercise prices of all of these options were greater than the market price of the Company's common stock as of December 31, 2011.

(3)
As of December 31, 2011, Mr. Fulkerson had unvested options to purchase 4,063 shares of our common stock with an exercise price of $11.64 per share, 7,507 shares of our common stock with an exercise price of $18.00 per share, 6,473 shares of our common stock with an exercise price of $25.99 per share, and 22,000 shares of our common stock with an exercise price of $13.66 per share that would be accelerated upon a change in control for our Company. The exercise prices of all of these options were greater than the market price of the Company's common stock as of December 31, 2011.

(4)
As of December 31, 2011, Mr. Swad had unvested options to purchase 112,500 shares of our common stock with an exercise price of $22.39 per share that would be accelerated upon change in control of our Company. Mr. Swad had unvested restricted stock awards of 66,666 shares of our common stock with immediate vesting upon termination by the Company without Cause or by Mr. Swad for Good Reason as defined in his Executive Employment Agreement dated November 9, 2010.

(5)
As of December 31, 2011, Ms. Verses had unvested options to purchase 65,000 shares of our common stock with an exercise price of $10.42 per share that would be accelerated vesting upon change in control of our company. Ms. Verses had unvested restricted stock awards of 19,194 shares of our common stock.

(6)
As a result of Ms. Wong's separation on October 17, 2011, all grants previously made to her were cancelled.

(7)
As of December 31, 2011, Mr. Wu had unvested options to purchase 7,459 shares of our common stock with an exercise price of $18.00 per share, 13,842, shares with an exercise price of $25.99, and 18,500 shares of our common stock with an exercise price of $13.66 per share that would be accelerated upon a change in control of our Company. The exercise prices of all of these options were greater than the market price of the Company's common stock as of December 31, 2011.

TRANSACTIONS WITH RELATED PERSONS

        Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described elsewhere in this proxy statement, and as set forth below.

        Tom P.H. Adams, our current Chairman and former Chief Executive Officer, has a brother-in-law who is employed by one of the Company's subsidiaries and earned approximately $155,388 in 2011. This compensation was paid in pounds, and the foregoing U.S. dollar amount was calculated based on the December 31, 2011 U.S. dollar/pound exchange rate. The amount of compensation for Mr. Adams' brother-in-law is commensurate with that of other employees of the Company and its subsidiaries in similar positions.

Procedures for Related Party Transactions

        Under our code of business conduct and ethics and our policy governing related party transactions, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers and/or our General Counsel who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter and our policy governing related party transactions, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and Audit Committee charter may be found at our corporate website, www.rosettastone.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our directorship is divided into three classes, with all of the members of one class standing for election each year to serve three-year terms. Our Corporate Governance and Nominating Committee, consisting solely of independent directors, as determined by our Board of Directors under applicable NYSE listing standards, recommended the directors for nomination by our full Board of Directors. Based on that recommendation, our Board of Directors has nominated those directors for election at the Meeting.

        Nominees    The following three incumbent members of Class III of our Board of Directors have all been nominated for re-election to our Board of Directors: John T. Coleman, Patrick W. Gross, and Marguerite W. Kondracke.

        Each nominee, if elected, will serve until our annual meeting of stockholders in 2015 and until his or her qualified successor is elected, unless the nominee dies, resigns or is removed from our Board of Directors prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holder may vote your shares to approve the election of any substitute nominee proposed by our Board of Directors. Please see "Our Board of Directors and Nominees—Directors Standing for Election" above for information concerning each of our nominees standing for election.

        Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Meeting. As a result, the three nominees with the most votes will be elected. Broker non-votes will have no effect on the outcome of the election of directors.

Our Board of Directors unanimously recommends that you vote
"FOR" the election of each of the nominated directors.

 PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements and the effectiveness of internal control over financial reporting for the year ending December 31, 2012 and directed that such engagement be submitted to the stockholders of Rosetta Stone for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to Deloitte & Touche LLP's independence, professional competence and standing. As a matter of good corporate governance, we are asking stockholders to ratify this selection. Our Audit Committee continually monitors the services and fees of the independent registered public accounting firm and even if the selection is ratified by our stockholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders. One or more representatives of Deloitte & Touche LLP are expected to attend the Meeting and will have the opportunity to make a statement at the Meeting if they wish to do so. It is also expected that Deloitte & Touche LLP's representative(s) will be available to respond to appropriate questions from stockholders.

        Our Audit Committee's Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm    It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The independent auditor and management periodically report to the Audit Committee the actual fees incurred versus the pre-approved budget. All audit contracts that were entered into in 2011 were pre-approved by the Audit Committee.

Fees Paid to Deloitte & Touche LLP

        The following table shows fees that we paid (or accrued) for professional services rendered by Deloitte & Touche LLP for 2011 and 2010:

Fees Category	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit Fees	$1,037,932	$966,041
Audit-Related Fees	—	7,000
Tax Fees	71,839	168,433
All Other Fees	—	—

Total All Fees	$1,109,771	$1,141,474

        Audit Fees    These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.

        Audit-Related Fees    These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under "Audit Fees."

        Tax Fees    These fees consist of amounts paid for federal, state, local and foreign tax compliance, tax advice and tax planning and related matters.

        All Other Fees    These fees consist of all other amounts we paid to Deloitte & Touche LLP during the applicable period that do not come within one of the foregoing categories.

        Proposal No. 2 must be approved by a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal. If the selection of Deloitte & Touche LLP is not ratified accordingly, our Board of Directors will consider whether we should select another independent registered public accounting firm.

Our Board of Directors unanimously recommends that you vote
"FOR" the ratification of the selection of Deloitte & Touche LLP.

PROPOSAL NO. 3
APPROVAL OF THE AMENDMENT TO THE
ROSETTA STONE INC. 2009 OMNIBUS INCENTIVE PLAN

General

        We are asking our stockholders to approve an amendment to the 2009 Omnibus Incentive Plan (the "Amendment"). The Rosetta Stone Inc. 2009 Omnibus Incentive Plan (the "2009 Plan") was originally approved by our stockholders prior to our initial public offering in April 2009. Our Board of Directors approved the Amendment on February 22, 2012. We are now asking our stockholders to approve the Amendment, which among other things will increase the number of shares available for issuance thereunder. Our Board of Directors and stockholders previously approved an increase in the maximum aggregate share reserve under the 2009 Plan from 2,437,744 shares of our common stock to 3,437,744 shares of our common stock in 2011. The capitalized terms used in this Proposal 3 shall have the same meanings set forth in the 2009 Plan, as applicable, unless otherwise indicated.

        The purpose of the Amendment is to create additional flexibility to continue to aid the Company and its affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards. We expect that we will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in our success. We believe that equity-based incentive awards are crucial to recruit and retain employees, as well as an important means of aligning employee interests with those of the our stockholders.

Changes to the 2009 Plan

        We are asking stockholders to approve all the material terms of the Amendment. The Amendment:

  •
  Adds 1,122,930 shares to the 2009 Plan by increasing the maximum aggregate number of shares of common stock in respect of which awards may be granted under the 2009 Plan from 3,437,744 to 4,560,674 shares;

  •
  Replaces the specific limitation on the number of shares of our common stock that may be granted as full value awards (restricted stock, restricted stock units, performance share awards and other stock-based awards denominated in common stock) ("Full Value Awards") with an alternate method of calculating the number of shares remaining available for issuance under the 2009 Plan, referred to as a "flexible share pool";

  •
  In connection with the establishment of a flexible share pool, assign a ratio for counting share usage upon issuance of awards:

  •
  Stock options and stock appreciation rights ("SARs") will count against the flexible share pool on a 1-to-1 ratio. For example, the award of 100 stock options will reduce the number of shares remaining available for issuance under the 2009 Plan by 100 shares.

  •
  Full Value Awards will count against the flexible share pool on a 1.47-to-1 ratio. For example, the award of 100 shares of restricted stock will reduce the number of shares remaining available for issuance under the 2009 Plan by 147 shares.

  •
  Requires that any dividend equivalents earned under a performance-based award only be distributed if the restrictions imposed on the underlying award lapse; and

  •
  Makes certain administrative changes such as: clarifying how the share recycling works under the 2009 Plan and how "fair market value" of the common stock will be determined, in order to enable flexibility if the Compensation Committee ever chooses to use a different method for establishing the fair market value of an award other than the closing stock price.

        We believe it is necessary at this time to increase the maximum number of shares available for awards under the 2009 Plan to ensure that we have adequate capacity to continue to attract and retain talented employees and directors. We believe that this number represents a reasonable amount of potential equity dilution and allows us to continue to award equity incentives, which are an important component of our overall compensation program.

        As of February 29, 2012, there were 597,070 shares available for grant under the 2009 Plan, all of which were grantable in the form of stock options, stock appreciation rights ("SARs") and Full Value Awards. The following equity awards were outstanding as of February 29, 2012: 2,625,054 stock options, with a weighted average exercise price of $14.34 and a weighted average remaining term of 5.67 years, as well as 889,830 Full Value Awards, which consisted of 844,956 restricted stock awards and 44,874 restricted stock units.

        A copy of the Amendment is attached as Appendix A hereto. A comparison of the material changes made by the Amendment to the provisions of the 2009 Plan is included in table format below.

Comparison of Material Differences between the Provisions of the 2009 Plan and the Amendment

Provision	2009 Plan	Amendment
Maximum number of shares available for awards	3,437,744 shares	4,560,674 shares
Shares available for awards	597,070 shares as of February 29, 2012	1,720,000 shares if the Amendment is approved by stockholders
Limit on Full Value Awards	Each grant of a Full Value Award will reduce the shares available by 1 share	Each grant of a Full Value Award will reduce the shares available by 1.47 shares
Share Recycling Provision
a. Shares withheld for taxes count against the shares available
b. Shares tendered in payment of an exercise price count against the shares available
c. If an award is forfeited or cancelled or settled in cash in lieu of shares, the shares allocable to such portion of the award may again be available for grant
d. If a SAR is settled in shares, each share of common stock subject to the SAR will be counted as 1 share against the shares available
e. Dividend equivalents that are reinvested into additional shares or credited as additional Full Value Awards will not count against the shares available
a. Same as (a), (b), and (c).
In addition:
b. An option or SAR will reduce the shares available by the number of shares subject to the option or SAR by 1 share against the shares available
c. If an award is settled in cash, the stock available for issuance under the award will not count against the shares available
d. While an award is outstanding, it will be counted against the shares available
Dividend Equivalents on Performance-Based Awards	Permitted to be paid currently	Can only be accrued and paid out when the shares underlying the Performance-Based Award vest
Fair Market Value
If the common stock is publicly traded: (i) if the common stock is traded on that date, fair market value is the closing sale price of the common stock on that date or (ii) if the common stock not traded on that date, fair market value is the closing sale price of the common stock on the last trading date immediately preceding that date.
Fair market value may be determined based on the opening, closing, actual, high, low, or average selling prices of a share of common stock reported on the NYSE on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the committee in its discretion. Unless determined otherwise, fair market value generally has the same meaning as the 2009 Plan. Also, inapplicable provisions related to the common stock being traded over the counter were removed.

Summary of the 2009 Plan (As Amended by the Amendment)

        Certain features of our 2009 Plan, as amended by the Amendment are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of our 2009 Plan, as amended by the Amendment attached as Appendix A to this Proxy Statement.

        Our employees are eligible to receive awards under our 2009 Plan. In addition, the non-employee directors of our Company and consultants, agents, representatives, advisors and independent contractors who render services to our Company and our affiliates that are not in connection with the offer and sale of our Company's securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our Company's securities will be eligible to receive awards settled in shares of our common stock, other than incentive stock options, under our 2009 Plan.

        If the Amendment is approved by stockholders, a maximum of 1,720,000 shares of common stock will be available for issuance under the 2009 Plan, subject to adjustment as provided in the 2009 Plan. This number includes our prior share reserve of 597,070, plus 1,122,930 additional shares. The maximum number of shares of our common stock with respect to which awards may be granted to an employee during a fiscal year is twenty-five percent (25%) of the Authorized Shares, subject to adjustment as provided in the 2009 Plan. Under our 2009 Plan the maximum value of cash with respect to which performance unit awards payable in cash may be granted to an employee during a calendar year is $5,000,000 and the maximum amount that may be paid to a key executive employee under an all annual cash incentive awards granted to the employee during a calendar year is $5,000,000.

        Each share of our common stock subject to Full Value Awards will be counted as 1.47 shares against the aggregate share reserve under the 2009 Plan. Each share of our common stock subject to stock options and SARs will be counted as 1 share against the aggregate share reserve under the 2009 Plan. In addition, the 2009 Plan includes share recycling provisions, as described above.

        Our Board of Directors will administer our 2009 Plan with respect to awards to non-employee directors and our Compensation Committee will administer our 2009 Plan with respect to awards to employees and other non-employee service providers other than non-employee directors. In administering awards under our 2009 Plan our Board of Directors or the Compensation Committee, as applicable (the "committee"), has the power to determine the terms of the awards granted under our 2009 Plan, including the exercise price, the number of shares subject to each award and the exercisability of the awards. The committee also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the plan.

        Under our 2009 Plan, the committee may grant on terms and conditions determined by the committee:

  •
  options to acquire our common stock. The exercise price of options granted under our 2009 Plan must at least be equal to the fair market value of our common stock on the date of grant and the term of an option may not exceed ten years, except that with respect to an incentive stock option granted to any employee who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

  •
  stock appreciation rights, or SARs, which allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The amount payable under the stock appreciation right may be paid in cash or with shares of our common stock, or a combination thereof, as determined by the committee.

  •
  restricted stock awards, which are awards of our shares of common stock that vest in accordance with terms and conditions established by the committee.

  •
  restricted stock units, which are awards that are based on the value of our common stock and may be paid in cash or in shares of our common stock.

  •
  annual cash incentive awards, which are awards payable in cash upon the attainment of specified performance goals.

  •
  other stock-based awards and cash-based awards.

        Under our 2009 Plan, the committee may also grant performance stock and performance unit awards. Performance stock and performance units are awards that will result in a payment to a participant only if performance goals (as provided in the 2009 Plan) established by the committee are achieved or the award otherwise vests. It is intended that our 2009 Plan will conform with the standards of Section 162(m) of the Internal Revenue Code. The committee will establish organization or individual performance goals which, depending on the extent to which they are met, will determine the number and the value of performance stock and performance units to be paid out to participants. Payment under performance unit awards may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the committee.

        The amount of, the vesting and the transferability restrictions applicable to any performance stock or performance unit award will be based upon the attainment of such performance goals as the committee may determine.

        Awards may be granted under our 2009 Plan in substitution for stock options and other awards held by employees of other corporations who are about to become employees of our Company or any of its subsidiaries. The terms and conditions of the substitute awards granted may vary from the terms and conditions set out in our 2009 Plan to the extent our Board of Directors may deem appropriate.

        The treatment of awards upon a participant's termination of employment will be determined by the committee and set forth in an award agreement. However, if the committee finds that, before or after the participant's termination of employment, he or she committed certain "cause" events (as described in the 2009 Plan), unexercised awards will be forfeited.

        The existence of outstanding awards will not affect in any way the right or power of our Company to make any adjustments, recapitalizations, reorganizations or other changes in our Company's capital structure or its business. If our Company shall effect a capital readjustment or any increase or reduction of the number of shares of our common stock outstanding, without receiving compensation therefor in money, services or property, then the number and per share price of our common stock subject to outstanding awards under our 2009 Plan shall be appropriately adjusted.

        If we are not the surviving entity in any merger, consolidation or other reorganization; if we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets; if we are to be dissolved; or if we are a party to any other corporate transaction, then the committee may:

  •
  accelerate the time at which some or all of the awards then outstanding may be exercised, after which all such awards that remain unexercised shall terminate;

  •
  require the mandatory surrender to our Company of some or all of the then outstanding awards as of a date in which event the committee will then cancel such awards and our Company will pay to each such holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of our Company in connection with such transaction over the exercise prices under such awards for such shares;

  •
  have some or all outstanding awards assumed or have a new award of a similar nature substituted for some or all of the then outstanding awards;

  •
  provide that the number of our shares of common stock covered by an award will be adjusted so that such award when exercised will then cover the number and class or series of our common stock or other securities or property to which the holder of such award would have been entitled pursuant to the terms of the agreement or plan relating to such transaction if the holder of such award had been the holder of record of the number of shares of our common stock then covered by such award; or

  •
  make such adjustments to awards then outstanding as the committee deems appropriate to reflect such transaction.

        After a merger or consolidation involving our Company, each holder of a restricted stock award granted under our 2009 Plan shall be entitled to have his restricted stock appropriately adjusted based on the manner in which the shares of our common stock were adjusted under the terms of the agreement of merger or consolidation.

        Awards under our 2009 Plan shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

        Our Board of Directors may alter, amend, or terminate our 2009 Plan and the committee may alter, amend, or terminate any award agreement in whole or in part; however, no termination, amendment, or modification shall adversely affect in any material way any award previously granted, without the written consent of the holder.

        Our 2009 Plan became effective February 27, 2009. No awards may be granted under our 2009 Plan or the 2009 Plan on or after the tenth anniversary of the effective date, unless our 2009 Plan is subsequently amended, with the approval of stockholders, to extend the termination date.

Plan Benefits

        The following table sets forth the options and restricted stock units issued under the 2009 Plan that have been received by or allocated as of February 29, 2012 to the following persons or groups: (i) our CEO, (ii) each of our other Named Executive Officers, (iii) our current executive officers as a group, (iv) our current non-executive officer directors as a group, (v) each nominee for election as a director and (vi) all employees, other than current executive officers, as a group. On February 29, 2012, the closing sale price of the common stock, as reported on the NYSE, was $9.03 per share.

Name	Stock Option Awards (#)	Restricted Stock Awards (#)	Restricted Stock Unit Awards (#)
Tom P.H. Adams	267,579
Michael S. Fulkerson	58,251	26,118
Stephen M. Swad	275,000	283,061
Judy K. Verses	68,151	23,953
Helena Wong	0	0
Michael C. Wu	64,478	19,036
John T. Coleman	9,753		5,567
Patrick W. Gross	9,753		5,567
Marguerite W. Kondracke	3,759		2,180
All current executive officers as a group	530,880	362,512
All current non-executive officer directors as a group	342,251		44,874
All employees, other than current executive officers, as a group	853,958	554,486

Tax Status of 2009 Plan Awards

        The following is a general summary of certain of the U.S. Federal income tax consequences to participants who are either U.S. citizens or residents of certain transactions with respect to awards granted under our 2009 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant's tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Amended 2009 Plan.

  Incentive Stock Options

        When the committee grants an employee an incentive stock option to purchase shares of our common stock under our 2009 Plan, the employee will not be required to recognize any U.S. Federal taxable income as a result of the grant or as a result of the employee's exercise of the incentive stock option; however, the difference between the exercise price and the fair market value of the shares of our common stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of the shares acquired through exercise of an incentive stock option (assuming such sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain (or loss) will be taxed as long-term capital gain (or loss) and our Company will not be entitled to any deduction in connection with the sale (or the grant or exercise) of the incentive stock option. With respect to a sale of shares that occurs after the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares.

        However, if the employee sells the shares acquired upon exercise of an incentive stock option before the later of (i) two years from the date of grant and (ii) one year from the date of exercise, the employee will be treated as having received, at the time of sale, compensation taxable as ordinary income, and our Company will be entitled to a corresponding deduction. The amount treated as compensation income is the excess of the fair market value of the shares at the time of exercise over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long or short term capital gain, depending on how long such shares were held. With respect to a sale of shares that occurs before the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares and the compensation income reported at the time of sale of the shares.

  Nonqualified Stock Options

        When the committee grants a nonqualified stock option to purchase shares of our common stock under our 2009 Plan, the recipient will not be required to recognize any U.S. Federal taxable income as a result of the grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the nonqualified stock option. Generally, the measure of the income will be equal to the difference between the fair market value of the shares of our common stock acquired on the date the shares are acquired and the option price. The tax basis of the shares acquired on exercise of the nonqualified stock option for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the nonqualified stock option. The income reportable on exercise of the nonqualified stock option by an employee is subject to Federal tax withholding. Generally, our Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a nonqualified stock option.

  Stock Appreciation Rights

        The grant of a SAR under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for our Company, at the time of grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the SAR. Generally, the measure of the income will be equal to the amount realized on exercise of the SAR. The income reportable on exercise of the SAR by an employee is subject to Federal tax withholding. Generally, our Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a SAR.

  Restricted Stock Awards

        The grant of a restricted stock award under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for our Company, at the time of grant unless the recipient timely makes an election under Section 83(b) of the Internal Revenue Code, as described below. Upon the expiration of the forfeiture restrictions applicable to the restricted stock award (i.e., as the shares become vested), the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of those shares at that time over the amount (if any) the recipient paid for the shares. The income realized by an employee is subject to Federal tax withholding. The Company will be entitled to a deduction in the amount and at the time the recipient recognizes income. If an election under Section 83(b) of the Internal Revenue Code has not been made, any dividends received with respect to any restricted shares that are not vested (i.e., the forfeiture restrictions have not yet lapsed) generally will be treated as compensation that is taxable as ordinary income to the recipient and our Company will be entitled to a corresponding deduction. With respect to any restricted shares that are vested (i.e., the forfeiture restrictions have lapsed), the recipient will be taxed on any dividends on such shares as the dividends are paid to the recipient and our Company will not be entitled to deductions with respect to the dividends.

        If a participant makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the restricted shares awarded under the restricted stock award, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

  Restricted Stock Unit Awards

        The grant of a restricted stock unit award under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for our Company at the time of grant. At the time a restricted stock unit award vests or is paid the recipient will recognize ordinary income and our Company will be entitled to a corresponding deduction. Generally, the measure of the income and deduction will be the fair market value of our Company's common stock at the time the restricted stock unit is settled.

  Performance Stock and Performance Unit Awards

        Performance stock awards granted under our 2009 Plan generally have the same tax consequences as restricted stock awards as discussed above (except that the compensation deduction limitation described below generally will not apply). A recipient of a performance unit award under our 2009 Plan generally will not realize U.S. Federal taxable income at the time of grant of the award, and our Company will not be entitled to a deduction at that time with respect to the award. When the performance goals applicable to the performance unit award are attained and amounts are due under the award, the holder of the award will be treated as receiving compensation taxable as ordinary income, and our Company will be entitled to a corresponding deduction.

  Annual Cash Incentive Awards

        The grant of an annual cash incentive award under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant. At the time the annual cash incentive award is settled in cash, the recipient will recognize ordinary income and our Company will be entitled to a corresponding deduction, in the amount of cash received by the recipient under the award at that time.

  Other Cash-Based and Stock-Based Awards

        The grant of a cash-based award under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant. At the time a cash-based award is settled in cash, the recipient will recognize ordinary income and our Company will be entitled to a corresponding deduction, in the amount of cash received by the recipient under the award at that time.

        Other stock-based awards granted under our 2009 Plan generally have the same tax consequences as restricted stock unit awards.

  Section 409A

        The American Jobs Creation Act of 2004 introduced a new section of the Internal Revenue Code ("Section 409A") covering certain nonqualified deferred compensation arrangements. Section 409A generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. The 2009 Plan permits the grants of various types of awards, which may or may not be exempt from Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events described in this section could apply earlier than described, and could result in the imposition of the 20% additional tax plus interest. Restricted stock awards, stock options and stock appreciation rights that comply with the terms of the 2009 Plan, are designed to be exempt from Section 409A. RSUs granted under the 2009 Plan may be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from Section 409A. If not exempt, such RSUs must be specifically designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Certain Other Tax Issues

        In addition, (i) any of our officers subject to Section 16(b) liability may be subject to special rules regarding the income tax consequences concerning their awards; (ii) our ability to realize the benefit of any tax deductions described above depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations; and (iii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes and may be nondeductible by us. The Amended 2009 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Other Information and Conclusion

        Our 2009 Plan will continue for 2012 and future years as permitted by applicable law if our stockholders do not approve the Amendment. However, if our stockholders do not approve the Amendment, we are unlikely to have sufficient shares available to continue granting equity awards as part of our annual long-term incentive compensation awards.

        The Company believes that its best interests will be served by the approval of the Amendment. The Amendment will enable the Company to be in a position to continue to grant long-term incentive awards to employees and directors, including those who through promotions and development of the

Company's business will be entrusted with new and more important responsibilities, while preserving, where appropriate, the tax deductibility of these awards.

Vote Required for Approval

        Under NYSE rules, approval of the Amendment requires the affirmative vote of a majority of the votes cast on the proposal, provided that a majority of the outstanding shares of common stock are voted on the proposal.

Equity Compensation Plan Information

        The table below sets forth the following information as of the end of December 31, 2011 for (1) all compensation plans previously approved by our stockholders and (2) all compensation plans not previously approved by our stockholders.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of such outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	901,458	(2)	$6.78	(5)
	1,322,291	(3)	$17.73	(5)
	44,874	(4)	$0		1,491,803	(6)
Equity compensation plans not approved by security holders	—		—		—

Total	2,268,623		$13.29		1,491,803

(1)
As of February 29, 2012, the Company had 597,070 shares remaining available for grant under its equity compensation plans and the following equity awards were outstanding: 2,625,054 stock options, with a weighted average exercise price of $14.34 and a weighted average remaining term of 5.67 years, as well as 889,830 Full Value Awards, which consisted of 844,956 restricted stock awards and 44,874 RSUs.

(2)
Represents nonqualified stock options outstanding under the Rosetta Stone Inc. 2006 Stock Incentive Plan.

(3)
Represents nonqualified stock options outstanding under the Rosetta Stone Inc. 2009 Omnibus Incentive Plan.

(4)
Represents RSU awards outstanding under the Rosetta Stone Inc. 2009 Omnibus Incentive Plan.

(5)
Represents the weighted-average exercise price of the outstanding nonqualified stock options excluding the RSUs which can be exercised for no consideration.

(6)
In addition to our 2009 Plan, we maintain the Rosetta Stone Inc. 2006 Stock Incentive Plan, which was previously approved by our stockholders in 2006 prior to our initial public offering. No new awards will be made under the 2006 plan and awards that are forfeited will not be made available for future awards.

Our Board of Directors unanimously recommends that you vote
"FOR" the approval of the Amendment to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan

 PROPOSAL NO. 4
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

        The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote, commonly referred to as "say on pay", is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. We are providing this vote as required by Section 14A of the Exchange Act. Accordingly, we are asking our stockholders to vote "FOR" the adoption of the following resolution:

        "RESOLVED, that the stockholders of Rosetta Stone Inc. ("Rosetta Stone") advise that they approve the compensation paid to Rosetta Stone's named executive officers, as disclosed in Rosetta Stone's Proxy Statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

        This proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on this proposal. Abstentions with respect to the approval of this proposal will have the effect of a vote against this proposal. Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal.

Our Board of Directors unanimously recommends that you vote
"FOR" the advisory approval of the resolution set forth above.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael C. Wu General Counsel and Secretary

APPENDIX A

SECOND AMENDMENT TO THE
ROSETTA STONE INC.
2009 OMNIBUS INCENTIVE PLAN

        This Second Amendment (this "Amendment") to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (the "Plan") is made by Rosetta Stone Inc. (the "Company"). This Amendment is effective as of February 22, 2012 (the "Amendment Effective Date"), provided the Company's shareholders approve the adoption of this Amendment within one year after the Amendment Effective Date. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

        WHEREAS, Section 16.1 of the Plan provides that the Board may amend the Plan at any time, subject to certain exceptions;

        WHEREAS, the Board has determined that it is in the best interests of the Company to (1) increase the maximum total number of shares of Stock that may be issued by 1,122,930 shares from 3,437,744 shares to 4,560,674 shares, (2) replace the specific limitation on the number of shares that may be granted as Full Value Awards with an alternate method of calculating the number of shares of Stock remaining available for issuance under the Plan (i.e., a "flexible share pool"), and (3) assign a ratio for counting share usage upon issuance of Awards in connection with the establishment of the flexible share pool; and

        WHEREAS, the Board now desires to amend the Plan as provided below.

        NOW, THEREFORE, pursuant to Section 16.1 of the Plan, the Board amends the Plan as follows:

  1.    Amendments.

        A.    Section 2.19 is deleted in its entirety and the following substituted therefor:

  "2.19    "Fair Market Value" of the Stock as of any particular date means a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Stock reported on the New York Stock Exchange ("NYSE") or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value means

          (a)   the closing sale price of the Stock on that date, if the Stock is traded on that date, or

          (b)   the closing sale price of the Stock on the last trading date immediately preceding that date, if the Stock is not traded on that date;

  provided, however, that (x) if the Stock is not so traded, or (y) if, in the discretion of the Committee, another means of determining the fair market value of a share of Stock at such date shall be necessary or advisable, the Committee may provide for another method or means for determining such fair market value, which method or means shall comply with the requirements of a reasonable valuation method as described under Section 409A."

        B.    Section 4.1(a) is deleted in its entirety and the following substituted therefor:

          "(a)    Unless otherwise authorized by the shareholders of the Company and subject to adjustment as provided in Section 4.5, the total number of shares of Stock available for grant under the Plan, including shares subject to Awards previously issued and outstanding under the Plan, may not exceed 4,560,674 (which includes 3,437,744 shares of Stock authorized under the Plan prior to February 22, 2012) (the "Authorized Shares")."

        C.    Section 4.1(d) is deleted in its entirety and the following substituted therefor:

          "(d)    Each of the foregoing numerical limits stated in this Section 4.1 shall be subject to adjustment in accordance with the provisions of Section 4.5."

        D.    Section 4.2 is deleted in its entirety and the following substituted therefor:

  "4.2    Shares That Count Against Limit. The following rules shall apply in determining the number of shares of Stock remaining available for grant under the Plan:

          (a)   While an Award is outstanding, it shall be counted against the authorized pool of shares of Stock, regardless of its vested status.

          (b)   The grant of an Option or SAR shall reduce the shares of Stock available for grant under the Plan by one (1) share of Stock for each share of Stock subject to such Award.

          (c)   Commencing on February 22, 2012, each grant of Restricted Stock, RSU, Performance Stock Awards, Performance Unit Awards, Performance Share, or any Other Stock-Based Awards which are Full Value Awards shall reduce the authorized Stock pool by 1.47 shares of Stock for each share of Stock subject to such Full Value Award.

          (d)   To the extent that an Award is settled in cash rather than in shares of Stock, the shares of Stock reserved for such Award shall not be deducted from the authorized Stock pool, and such number of credited shares of Stock may again be made subject to Awards under the Plan.

          (e)   To the extent shares of Stock are withheld from any Award by the Company as full or partial payment of taxes applicable to any Award, such shares shall not be added back to the number of shares of Stock available for issuance under the Plan.

          (f)    Shares of Stock tendered by a Participant to pay the exercise price of any Option or to satisfy tax-withholding obligations of any Award shall not be added to the authorized Stock pool.

          (g)   When a SAR is settled in shares of Stock, the number of shares of Stock subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan as one (1) share for every share subject to the SAR, regardless of the number of shares used to settled the SAR upon exercise.

          (h)   If any Award granted under this Plan is cancelled, forfeited, terminates, expires, or lapses for any reason, any shares of Stock subject to such Award again shall be available for the grant of an Award under the Plan. Without limiting the foregoing, to the extent a Full Value Award is forfeited prior to the expiration of the applicable Period of Restriction or Performance Goal period (as applicable), the same number of shares of Stock shall be added to the authorized Stock pool as were deducted when such Award first was granted."

        E.    Section 4.3 is deleted in its entirety and the following substituted therefor:

  "4.3    Non-Transferability. Except as specified in the applicable Award Agreement or in domestic relations court orders, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder's lifetime, only by him or her; provided, however, no Award may be transferred for value. Any attempted assignment of an Award in violation of this Section shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award."

        F.     Section 4.5(c) is amended by deleting the terms immediately preceding Section 4.5(c)(1) in its entirety and substituting the following therefor:

  "(c)    If while unexercised Awards remain outstanding under the Plan (1) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (2) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), (3) the Company is to be dissolved or (4) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (1), (2) or (3) of this sentence (each such event is referred to herein as a "Corporate Change"), then, except as a result of the Committee's effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Award then outstanding may be exercised, and no later than ten days after the consummation of such Corporate Change, the Committee, acting in its sole and absolute discretion without the consent or approval of any Holder, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder (provided that, with respect to a reincorporation merger in which Holders of the Company's ordinary shares will receive one ordinary share of the successor corporation for each ordinary share of the Company, none of such alternatives shall apply and, without Committee action, each Award shall automatically convert into a similar award of the successor corporation exercisable for the same number of ordinary shares of the successor as the Award was exercisable for ordinary shares of Stock of the Company):"

        G.    Section 9.10 is amended by deleting it in its entirety and substituting the following therefor:

  "9.10    Dividend Equivalents. An Award Agreement for a Performance Stock Award or Performance Unit Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award; provided that, no credited Dividend Equivalents shall be distributed (without interest) to the Holder unless, and only if, the restrictions imposed on the applicable Performance Stock Award and/or Performance Unit Award lapse."

        H.    Section 16.1 is amended by deleting it in its entirety and substituting the following therefor:

  "16.1    Amendment, Modification, Suspension, and Termination. Subject to Section 16.2, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company's stockholders and except as provided in Section 4.5, the Committee shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR, cancel a previously granted Option or previously granted SAR for a payment of cash, other property or other Awards if the aggregate fair market value of such Award is less than the aggregate Option Price of such Award in the case of an Option or the aggregate grant price of such Award in the case of a SAR, and no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by applicable law or stock exchange rules."

  2.    Effect of Amendment.

        On and after the effectiveness of this Amendment, each reference in the Plan to "this Plan", "hereunder", "hereof" or words of like import referring to the Plan, shall mean and be a reference to the Plan, as amended by this Amendment. Except as amended hereby, the Plan continues and shall remain in full force and effect in all respects.

X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY 1. ELECTION OF DIRECTORS 2. Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. 3. Approve an Amendment to our 2009 Omnibus Incentive Plan. Our Board of Directors recommends that you vote FOR ALL of the nominees listed below: Nominees: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you are withholding on the line below. Signature Signature Date , 2012. NOTE: Please sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: For All For All Except Withhold All To act upon such other business as may properly come before the meeting or any adjournment or any postponement thereof. 01) John T. Coleman 02) Patrick W. Gross 03) Marguerite W. Kondracke Our Board of Directors recommends you vote FOR the following proposal(s): Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. OR As a stockholder of Rosetta Stone Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 22, 2012. VOTE BY INTERNET QUICK EASY IMMEDIATE Rosetta Stone Inc. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 4. Conduct an advisory vote on the compensation of the named executive officers. FOR AGAINST ABSTAIN

ROSETTA STONE INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS May 23, 2012 The undersigned hereby appoints Stephen M. Swad and Michael C. Wu, or either of them, as proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Rosetta Stone Inc. to be held at 3:30 p.m. local time on May 23, 2012, at Rosetta Stone’s offices at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side: THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROSETTA STONE. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED “FOR ALL” THE DIRECTOR NOMINEES FOR ELECTION AND “FOR” PROPOSALS 2, 3 AND 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by applicable law (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented). WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 23, 2012. The Proxy Statement and our 2011 Annual Report to Stockholders are available at: http://www.cstproxy.com/rosettastone/2012 PROXY